Exhibit 99.4

Item 8. Financial Statements and Supplementary Data

Financial statement schedules other than those listed above have been omitted because the required information is contained in the financial statements and notes thereto, or because such schedules are not required or applicable.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Cincinnati Bell Inc. and its subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control system is designed to produce reliable financial statements in conformity with accounting principles generally accepted in the United States.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management has concluded that, as of December 31, 2009, the Company’s internal control over financial reporting is effective based on those criteria.

The effectiveness of the Company’s internal control over financial reporting has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report included herein.

February 25, 2010

/s/ John F. Cassidy
John F. Cassidy
President and Chief Executive Officer

/s/ Gary J. Wojtaszek
Gary J. Wojtaszek
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareowners of Cincinnati Bell Inc.

We have audited the internal control over financial reporting of Cincinnati Bell Inc. and subsidiaries (the “Company”) as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2009 of the Company and our report dated February 25, 2010 (May 20, 2010 as to Note 14) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s change in its segment information.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareowners of Cincinnati Bell Inc.

We have audited the accompanying consolidated balance sheets of Cincinnati Bell Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareowners’ equity (deficit) and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule (Schedule II). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cincinnati Bell Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 14 to the consolidated financial statements, the Company revised its segment information to reflect the manner in which its chief operating decision maker had begun assessing the Company’s performance. The Company’s segment information from prior periods has been reclassified in accordance with the new segment financial reporting.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 25, 2010

(May 20, 2010 as to Note 14)

Cincinnati Bell Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Per Share Amounts)

	Year Ended December 31,
	2009	2008	2007
Revenue
Services	$1,169.9	$1,195.6	$1,155.4
Products	166.1	207.4	193.2

Total revenue	1,336.0	1,403.0	1,348.6

Costs and expenses
Cost of services, excluding items below	406.1	425.4	408.5
Cost of products sold, excluding items below	184.9	214.4	201.2
Selling, general and administrative	274.8	285.0	265.9
Depreciation	160.8	149.0	147.1
Amortization	4.1	4.9	3.7
Restructuring charges	5.0	28.1	39.8
Operating tax settlement	—	(10.2)	—
Loss on sale of asset and asset impairment	4.8	1.2	—

Total operating costs and expenses	1,040.5	1,097.8	1,066.2

Operating income	295.5	305.2	282.4
Interest expense	130.7	139.7	154.9
Loss (gain) on extinguishment of debt	10.3	(14.1)	0.7
Other expense (income), net	0.2	3.4	(3.1)

Income before income taxes	154.3	176.2	129.9
Income tax expense	64.7	73.6	56.7

Net income	89.6	102.6	73.2
Preferred stock dividends	10.4	10.4	10.4

Net income applicable to common shareowners	$79.2	$92.2	$62.8

Basic earnings per common share	$0.37	$0.39	$0.25

Diluted earnings per common share	$0.37	$0.38	$0.24

Weighted average common shares outstanding (millions)
Basic	212.2	237.5	247.4
Diluted	215.2	242.7	256.8

The accompanying notes are an integral part of the consolidated financial statements.

Cincinnati Bell Inc.

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars, Except Share Amounts)

	As of December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$23.0	$6.7
Receivables, less allowances of $17.2 and $18.0	159.9	164.9
Inventory, materials and supplies	23.7	28.9
Deferred income taxes, net	83.9	96.8
Prepaid expenses	29.0	8.9
Other current assets	1.5	14.9

Total current assets	321.0	321.1
Property, plant and equipment, net	1,123.3	1,044.3
Goodwill	71.9	71.8
Intangible assets, net	110.1	126.0
Deferred income taxes, net	393.6	466.2
Other noncurrent assets	44.4	57.3

Total assets	$2,064.3	$2,086.7

Liabilities and Shareowners’ Deficit
Current liabilities
Current portion of long-term debt	$15.8	$10.2
Accounts payable	106.2	110.8
Unearned revenue and customer deposits	46.6	44.5
Accrued taxes	14.8	17.7
Accrued interest	40.2	45.9
Accrued payroll and benefits	39.2	49.7
Deposit received for sale of wireless towers	25.6	—
Other current liabilities	35.4	45.0

Total current liabilities	323.8	323.8
Long-term debt, less current portion	1,963.3	1,950.5
Pension and postretirement benefit obligations	314.9	434.6
Other noncurrent liabilities	116.9	87.1

Total liabilities	2,718.9	2,796.0

Commitments and contingencies

Shareowners’ deficit
Preferred stock, 2,357,299 shares authorized; 155,250 (3,105,000 depositary shares) of 6 3/4% Cumulative Convertible Preferred Stock issued and outstanding at December 31, 2009 and 2008; liquidation preference $1,000 per share ($50 per depositary share)	129.4	129.4
Common shares, $.01 par value; 480,000,000 shares authorized; 201,039,764 and 228,496,896 shares issued; 200,383,886 and 227,881,835 outstanding at December 31, 2009 and 2008	2.0	2.3
Additional paid-in capital	2,619.7	2,695.3
Accumulated deficit	(3,266.9)	(3,356.5)
Accumulated other comprehensive loss	(136.1)	(177.1)
Common shares in treasury, at cost:
655,878 and 615,061 shares at December 31, 2009 and 2008	(2.7)	(2.7)

Total shareowners’ deficit	(654.6)	(709.3)

Total liabilities and shareowners’ deficit	$2,064.3	$2,086.7

The accompanying notes are an integral part of the consolidated financial statements.

Cincinnati Bell Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of Dollars)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net income	$89.6	$102.6	$73.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	160.8	149.0	147.1
Amortization	4.1	4.9	3.7
Loss (gain) on extinguishment of debt	10.3	(14.1)	0.7
Loss on sale of asset and asset impairment	4.8	1.2	—
Provision for loss on receivables	22.3	19.7	15.2
Noncash interest expense	3.8	5.0	5.0
Deferred income tax expense, including valuation allowance change	61.0	67.7	51.7
Pension and other postretirement payments (in excess of) less than expense	(65.6)	61.4	19.2
Restricted stock and stock options amortization	8.5	5.6	6.1
Other, net	(2.1)	0.1	(2.1)
Changes in operating assets and liabilities, net of effect of acquisitions
Increase in receivables	(16.4)	(7.4)	(27.8)
Increase in inventory, materials, supplies, prepaids and other current assets	(1.7)	—	(7.3)
Increase (decrease) in accounts payable	(6.4)	15.8	19.8
Decrease in accrued and other current liabilities	(16.3)	(16.4)	(28.7)
Decrease (increase) in other noncurrent assets	9.0	1.2	(0.7)
Increase (decrease) in other noncurrent liabilities	(0.1)	7.6	33.7

Net cash provided by operating activities	265.6	403.9	308.8

Cash flows from investing activities
Capital expenditures	(195.1)	(230.9)	(233.8)
Acquisitions of businesses	(3.4)	(21.6)	(23.6)
Proceeds/deposits from sale of wireless towers	99.9	—	—
Proceeds from sale of wireless licenses	6.0	—	—
Return of deposit and (purchase/deposit) of wireless licenses	—	1.6	(4.4)
Other, net	(1.2)	0.4	(1.7)

Net cash used in investing activities	(93.8)	(250.5)	(263.5)

Cash flows from financing activities
Issuance of long-term debt	492.8	23.0	0.6
Net change in credit and receivables facilities with initial maturities less than 90 days	(42.1)	(2.0)	130.0
Repayment of debt	(506.5)	(105.7)	(219.1)
Debt issuance costs and consent fees	(15.3)	(0.3)	(1.3)
Issuance of common shares — exercise of stock options	—	0.3	2.5
Preferred stock dividends	(10.4)	(10.4)	(10.4)
Common stock repurchase	(73.2)	(76.8)	—
Other	(0.8)	(0.9)	(0.9)

Net cash used in financing activities	(155.5)	(172.8)	(98.6)

Net increase (decrease) in cash and cash equivalents	16.3	(19.4)	(53.3)
Cash and cash equivalents at beginning of year	6.7	26.1	79.4

Cash and cash equivalents at end of year	$23.0	$6.7	$26.1

The accompanying notes are an integral part of the consolidated financial statements.

Cincinnati Bell Inc.

CONSOLIDATED STATEMENTS OF SHAREOWNERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

(in Millions)

	6 3/4% Cumulative Convertible Preferred Shares		Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Shares		Total
	Shares	Amount	Shares	Amount				Shares	Amount
Balance at December 31, 2006	3.1	$129.4	255.7	$2.6	$2,924.9	$(3,527.2)	$(174.5)	(8.2)	$(146.8)	$(791.6)

Adjustment to opening accumulated deficit to initially apply ASC 740	—	—	—	—	—	(5.1)	—	—	—	(5.1)

Net income	—	—	—	—	—	73.2	—	—	—	73.2
Amortization of pension and postretirement costs, net of taxes of ($7.0)	—	—	—	—	—	—	12.2	—	—	12.2
Remeasurement of pension and postretirement liabilities and other, net of taxes of ($27.1)	—	—	—	—	—	—	46.4	—	—	46.4

Comprehensive income										131.8
Shares issued (purchased) under employee plans and other	—	—	1.0	—	2.1	—	—	(0.1)	(0.5)	1.6
Restricted stock and stock options amortization	—	—	—	—	6.1	—	—	—	—	6.1
Dividends on preferred stock	—	—	—	—	(10.4)	—	—	—	—	(10.4)

Balance at December 31, 2007	3.1	129.4	256.7	2.6	2,922.7	(3,459.1)	(115.9)	(8.3)	(147.3)	(667.6)

Net income	—	—	—	—	—	102.6	—	—	—	102.6
Amortization of pension and postretirement costs, net of taxes of ($3.6)	—	—	—	—	—	—	6.3	—	—	6.3
Remeasurement of pension and postretirement liabilities and other, net of taxes of $39.8	—	—	—	—	—	—	(67.5)	—	—	(67.5)

Comprehensive income										41.4
Shares issued under employee plans	—	—	0.5	—	0.3	—	—	—	—	0.3
Shares purchased under employee plans and other	—	—	(0.3)	—	(1.2)	—	—	(0.1)	(0.6)	(1.8)
Restricted stock and stock options amortization	—	—	—	—	5.6	—	—	—	—	5.6
Repurchase of shares	—	—	—	—	—	—	—	(20.6)	(76.8)	(76.8)
Retirement of shares	—	—	(28.4)	(0.3)	(221.7)	—	—	28.4	222.0	—
Dividends on preferred stock	—	—	—	—	(10.4)	—	—	—	—	(10.4)

Balance at December 31, 2008	3.1	129.4	228.5	2.3	2,695.3	(3,356.5)	(177.1)	(0.6)	(2.7)	(709.3)

Net income	—	—	—	—	—	89.6	—	—	—	89.6
Amortization of pension and postretirement benefits, net of taxes of $2.1	—	—	—	—	—	—	(3.6)	—	—	(3.6)
Remeasurement of pension and postretirement liabilities and other, net of taxes of ($26.3)	—	—	—	—	—	—	44.6	—	—	44.6

Comprehensive income										130.6
Shares issued under employee plans	—	—	0.9	—	—	—	—	—	0.1	0.1
Shares purchased under employee plans and other	—	—	(0.4)	—	(0.8)	—	—	(0.1)	(0.1)	(0.9)
Restricted stock and stock options amortization	—	—	—	—	8.5	—	—	—	—	8.5
Repurchase and retirement of shares	—	—	(28.0)	(0.3)	(72.9)	—	—	—	—	(73.2)
Dividends on preferred stock	—	—	—	—	(10.4)	—	—	—	—	(10.4)

Balance at December 31, 2009	3.1	$129.4	201.0	$2.0	$2,619.7	$(3,266.9)	$(136.1)	(0.7)	$(2.7)	$(654.6)

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. Description of Business and Significant Accounting Policies

Description of Business — Cincinnati Bell Inc. and its consolidated subsidiaries (the “Company”) provides diversified telecommunications services through businesses in three segments: Wireline, Wireless, and Technology Solutions. See Note 14 for information on the Company’s reportable segments.

The Company generates a large portion of its revenue by serving customers in the Greater Cincinnati and Dayton, Ohio areas. An economic downturn or natural disaster occurring in this limited operating territory could have a disproportionate effect on the Company’s business, financial condition, results of operations and cash flows compared to similar companies of a national scope and similar companies operating in different geographic areas.

Additionally, since approximately 35% of the Company’s workforce is party to collective bargaining agreements, which expire in May 2011, a dispute or failed renegotiation of the collective bargaining agreements could have a material adverse effect on the business.

Basis of Presentation — The consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the SEC in accordance with generally accepted accounting principles in the United States of America. Certain prior year amounts have been reclassified to conform to the current year classifications. The Company has evaluated subsequent events through February 25, 2010.

Basis of Consolidation — The consolidated financial statements include the consolidated accounts of Cincinnati Bell Inc. and its majority-owned subsidiaries over which it exercises control. Intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates — Preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

Cash Equivalents — Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

Accounts Receivables — Accounts receivables consist principally of trade receivables from customers and are generally unsecured and due within 30 days. The Company has receivables with one large customer that exceed 10% of the Company’s outstanding accounts receivable balance. Unbilled receivables arise from services rendered but not yet billed. As of December 31, 2009 and 2008, unbilled receivables totaled $28.7 million and $27.7 million, respectively. Expected credit losses related to trade receivables are recorded as an allowance for uncollectible accounts in the Consolidated Balance Sheets. The Company establishes the allowances for uncollectible accounts using percentages of aged accounts receivable balances to reflect the historical average of credit losses as well as specific provisions for certain identifiable, potentially uncollectible balances. When internal collection efforts on accounts have been exhausted, the accounts are written off and the associated allowance for uncollectible accounts are reduced.

Inventory, Materials and Supplies — Inventory, materials and supplies consists of wireless handsets, wireline network components, various telephony and IT equipment to be sold to customers, maintenance inventories, and other materials and supplies, which are carried at the lower of average cost or market.

Property, Plant and Equipment — Property, plant and equipment is stated at original cost and presented net of accumulated depreciation and impairment charges. Most of the Wireline network property, plant and equipment used to generate its voice and data revenue is depreciated using the group method, which develops a depreciation rate annually based on the average useful life of a specific group of assets rather than for each individual asset as would be utilized under the unit method. The estimated life of the group changes as the composition of the group of assets and their related lives change. Provision for depreciation of other property, plant and equipment, other than leasehold improvements, is based on the straight-line method over the estimated economic useful life. Depreciation of leasehold improvements is based on a straight-line method over the lesser of the economic useful life or the term of the lease, including option renewal periods if renewal of the lease is reasonably assured.

Additions and improvements, including interest and certain labor costs incurred during the construction period, are capitalized, while expenditures that do not enhance the asset or extend its useful life are charged to operating expenses as incurred. Capitalized interest for 2009, 2008, and 2007 was $2.2 million, $3.1 million, and $3.6 million, respectively.

The Company records the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted to its present value each period. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition.

The following table presents the activity for the Company’s asset retirement obligations, which are included in “Other noncurrent liabilities” in the Consolidated Balance Sheets. The change in the asset retirement obligation in 2008 was immaterial.

See Note 5 for further discussion regarding the sale of the wireless towers.

(dollars in millions)
Balance at January 1, 2009	$9.1
Liabilities incurred	—
Liabilities settled due to sale of wireless towers	(4.6)
Accretion expense	0.5

Balance at December 31, 2009	$5.0

Goodwill and Indefinite-Lived Intangible Assets — Goodwill represents the excess of the purchase price consideration over the fair value of assets acquired and recorded in connection with business acquisitions. Indefinite-lived intangible assets consist of FCC licenses for wireless spectrum and trademarks of the Wireless segment. The Company may renew the wireless licenses in a routine manner every ten years for a nominal fee, provided the Company continues to meet the service and geographic coverage provisions required by the FCC.

Goodwill and intangible assets not subject to amortization are tested for impairment annually, or when events or changes in circumstances indicate that the asset might be impaired. The impairment test for goodwill involves comparing the estimated fair value of the reporting unit based on discounted future cash flows to the unit’s carrying value. The impairment test for indefinite-lived intangibles consists of comparing the estimated fair value of the intangible asset to its carrying value. For each intangible tested, the estimated fair values were higher than the carrying values, and no impairment charges were recorded in 2009, 2008, and 2007.

Long-Lived Assets, other than Goodwill and Indefinite-Lived Intangibles — The Company reviews the carrying value of long-lived assets, other than goodwill and indefinite-lived intangible assets, when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset (or group of assets) and its eventual disposition are less than the carrying amount. An impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value. In 2008, the Wireline segment recorded an asset impairment charge of $1.2 million related to software that was no longer being used.

Investments — The Company has certain investments that do not have readily determinable fair values. Investments over which the Company exercises significant influence are recorded under the equity method. At December 31, 2009 and 2008, the Company had no equity method investments. Investments in which the Company owns less than 20% and cannot exercise significant influence over the investee’s operations are recorded at cost. The carrying value of these investments was $2.2 million as of December 31, 2009 and 2008, and was included in “Other noncurrent assets” in the Consolidated Balance Sheets. Investments are reviewed annually for impairment. If the carrying value of the investment exceeds its estimated fair value and the decline in value is determined to be other-than-temporary, an impairment loss is recognized for the difference. The Company estimates fair value using external information and discounted cash flow analyses.

Revenue Recognition — The Company adheres to revenue recognition principles described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 605, “Revenue

Recognition.” Under ASC 605, revenue is recognized when there is persuasive evidence of a sale arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Service revenue — The Company recognizes service revenue as services are provided. Revenue from local telephone, special access and data and internet product services, which are billed monthly prior to performance of service, and from prepaid wireless service, which is collected in advance, is not recognized upon billing or cash receipt but rather is deferred until the service is provided. Postpaid wireless, long distance, switched access and reciprocal compensation are billed monthly in arrears. The Company bills service revenue in regular monthly cycles, which are spread throughout the days of the month. As the last day of each billing cycle rarely coincides with the end of the Company’s reporting period for usage-based services such as postpaid wireless, long distance, and switched access, the Company must estimate service revenues earned but not yet billed. The Company bases its estimates upon historical usage and adjusts these estimates during the period in which the Company can determine actual usage, typically in the following reporting period.

Initial billings for Wireline service connection and activation are deferred and amortized into revenue on a straight-line basis over the average customer life. The associated connection and activation costs, to the extent of the upfront fees, are also deferred and amortized on a straight-line basis over the average customer life.

Data center and managed services consist primarily of recurring revenue streams from collocation, interconnection, and managed infrastructure services. These recurring revenue streams are billed monthly and recognized ratably over the term of the contract. Data center and managed services can also include revenues from non-recurring revenue streams such as installation revenues. Certain non-recurring installation fees, although generally paid in lump sum upon installation, are also deferred and recognized ratably over the term of the contract. Agreements with data center customers require certain levels of service or performance. Although the occurrence is rare, if the Company fails to meet these levels, customers may be able to receive service credits for their accounts. The Company records these credits against revenue when an event occurs that gives rise to such credits. In multi-year data center and managed services arrangements with increasing or decreasing monthly billings, revenues are recognized on a straight-line basis. Revenue for leased data center assets is also recognized on a straight-line basis over the contract term.

Technology Solutions professional services, including product installations, are recognized as the service is provided. Technology Solutions also provides maintenance services on telephony equipment under one to four year contract terms. This revenue is deferred and recognized ratably over the term of the underlying customer contract.

Product revenue — The Company recognizes equipment revenue upon the completion of contractual obligations, such as shipment, delivery, installation, or customer acceptance, as appropriate. Wireless handset revenue and the related activation revenue are recognized when the products are delivered to and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. Wireless equipment costs are also recognized upon handset sale, and are in excess of the related handset and activation revenue.

The Company is a reseller of IT and telephony equipment and considers the gross versus net revenue recording criteria of ASC 605, such as title transfer, risk of product loss, and collection risk. Based on this criteria, these equipment revenues and associated costs have generally been recorded on a gross basis, rather than recording the revenues net of the associated costs. The Company benefits from vendor rebate plans, particularly rebates on hardware sold by Technology Solutions. If the rebate is earned and the amount is determinable based on the sale of the product, the Company recognizes the rebate as an offset to costs of products sold upon sale of the related equipment to the customer.

With respect to arrangements with multiple deliverables, the Company determines whether more than one unit of accounting exists in an arrangement. To the extent that the deliverables are separable into multiple units of accounting, total consideration is allocated to the individual units of accounting based on their relative fair value, determined by the price of each deliverable when it is regularly sold on a stand-alone basis. Revenue is recognized for each unit of accounting as delivered or as service is performed depending on the nature of the deliverable comprising the unit of accounting.

The Company often is contracted to install the IT equipment that it sells. The revenue recognition guidance in ASC 985, “Software,” is applied, which requires vendor specific objective evidence (“VSOE”) in order to recognize the IT equipment separate from the installation. The Company has customers to which it sells IT equipment without the installation service, customers to which it provides installation services without the IT equipment, and also customers to which it provides both the IT equipment and the installation services. As such, the Company has VSOE that permits the separation of the IT equipment from the installation services. The Company recognizes revenue from the sale of the IT equipment upon completion of its contractual obligations, generally upon delivery of the IT equipment to the customer, and recognizes installation service revenue upon completion of the installation.

Pricing of local voice services is generally subject to oversight by both state and federal regulatory commissions. Such regulation also covers services, competition, and other public policy issues. Various regulatory rulings and interpretations could result in increases or decreases to revenue in future periods.

Advertising Expenses — Costs related to advertising are expensed as incurred and amounted to $22.8 million, $25.1 million, and $26.4 million in 2009, 2008, and 2007, respectively.

Legal Expenses — Legal costs incurred in connection with loss contingencies are expensed as incurred.

Income and Operating Taxes — The income tax provision consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. Deferred investment tax credits are being amortized as a reduction of the provision for income taxes over the estimated useful lives of the related property, plant and equipment. At December 31, 2009, the Company has $477.5 million of deferred income taxes, net in the Consolidated Balance Sheet. The ultimate realization of the deferred income tax assets depends upon the Company’s ability to generate future taxable income during the periods in which basis differences and other deductions become deductible and prior to the expiration of the net operating loss carryforwards with the majority of them expiring between 2021 and 2023. The Company’s previous tax filings are subject to normal reviews by regulatory agencies until the related statute of limitations expires.

The Company adopted the provisions of ASC 740 on January 1, 2007. As a result of the implementation of ASC 740, the Company recognized a $5.1 million increase in the liability for unrecognized tax benefits, which was accounted for as an increase to the January 1, 2007 accumulated deficit balance. At December 31, 2009 and 2008, the Company had a $16.7 million and $15.6 million liability recorded for unrecognized tax benefits, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $16.4 million at December 31, 2009. The Company does not currently anticipate that the amount of unrecognized tax benefits will change significantly over the next year. Refer to Note 12 for further discussion related to income taxes.

The Company incurs certain operating taxes that are reported as expenses in operating income, such as property, sales, use, and gross receipts taxes. These taxes are not included in income tax expense because the amounts to be paid are not dependent on the level of income generated by the Company. The Company also records expense against operating income for the establishment of liabilities related to certain operating tax audit exposures. These liabilities are established based on the Company’s assessment of the probability of payment. Upon resolution of an audit, any remaining liability not paid is released and increases operating income.

The Company incurs federal regulatory taxes on certain revenue producing transactions. The Company is permitted to recover certain of these taxes by billing the customer; however, collections cannot exceed the amount due to the federal regulatory agency. These federal regulatory taxes are presented in sales and cost of services on a gross basis because, while the Company is required to pay the tax, it is not required to collect the tax from customers and, in fact, does not collect the tax from customers in certain instances. The amount recorded as revenue for 2009, 2008, and 2007 was $16.7 million, $16.6 million, and $17.3 million, respectively. Excluding an operating tax settlement gain of $10.2 million in 2008, the amount expensed for 2009, 2008, and 2007 was $17.2 million, $17.0 million, and $18.2 million, respectively. The Company records all other taxes collected from customers on a net basis. In the fourth quarter of 2008, the Company settled certain operating tax issues and as a result recorded $10.2 million of income, which is presented as an “Operating tax settlement” in the Consolidated Statements of Operations.

Stock-Based Compensation — The Company values all share-based payments to employees at fair value on the date of grant and expenses this amount over the applicable vesting period. The fair value of stock options and stock appreciation rights is determined using the Black-Scholes option-pricing model using assumptions such as volatility, risk-free interest rate, holding period and dividends. The fair value of stock awards is based on the Company’s closing share price on the date of grant. For all share-based payments, an assumption is also made for the estimated forfeiture rate based on the historical behavior of employees. The forfeiture rate reduces the total fair value of the awards to be recognized as compensation expense. The Company’s policy for graded vesting awards is to recognize compensation expense on a straight-line basis over the vesting period. The Company also has granted employee awards to be ultimately paid in cash which are indexed to the change in the Company’s common stock price. These liability awards are marked to fair market value at each quarter-end, and the adjusted fair value is expensed on a pro-rata basis over the vesting period. Refer to Note 13 for further discussion related to stock-based and deferred compensation plans.

Employee Benefit Plans — As more fully described in Note 9, the Company maintains qualified and non-qualified defined benefit pension plans, and also provides postretirement healthcare and life insurance benefits for eligible employees. The Company recognizes the overfunded or underfunded status of its defined benefit pension and other postretirement benefit plans as either an asset or liability in its Consolidated Balance Sheets and recognizes changes in the funded status in the year in which the changes occur as a component of comprehensive income. Pension and postretirement healthcare and life insurance benefits earned during the year and interest on the projected benefit obligations are accrued and recognized currently in net periodic benefit cost. Prior service costs and credits resulting from changes in management postretirement plan benefits are amortized over the average life expectancy of the participants while management pension plan benefits and non-management plan benefits are amortized over the average remaining service period of the employees expected to receive the benefits. Net gains or losses resulting from differences between actuarial experience and assumptions or from changes in actuarial assumptions are recognized as a component of annual net periodic benefit cost. Unrecognized actuarial gains or losses that exceed 10% of the projected benefit obligation are amortized on a straight-line basis over the average remaining service life of active employees (approximately 15 years).

Termination Benefits — The Company has written severance plans covering both its management and union employees and, as such, accrues probable and estimable employee separation liabilities in accordance with ASC 712. These liabilities are based on the Company’s historical experience of severance, historical costs associated with severance, and management’s expectation of future severance.

The Company accrues for special termination benefits upon acceptance by an employee of any voluntary termination offer and determines if the employee terminations give rise to a pension and postretirement curtailment charge in accordance with ASC 715. The Company’s policy is that terminations in a calendar year involving 10% or more of the plan future service years will result in a curtailment of the pension or postretirement plan. See Note 3 for further discussion of the Company’s restructuring plans.

Derivative Financial Instruments — The Company is exposed to the impact of interest rate fluctuations on its indebtedness. The Company periodically employs derivative financial instruments to manage its balance of fixed rate and variable rate indebtedness. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Interest rate swap agreements, a particular type of derivative financial instrument, involve the exchange of fixed and variable rate interest payments and do not represent an actual exchange of the notional amounts between the parties. At December 31, 2008, the Company had long-term interest rate swaps that qualified as fair value hedges and were accounted for in accordance with ASC 815. Fair value hedges offset changes in the fair value of underlying assets and liabilities. All of the long-term interest rate swaps held at December 31, 2008 were terminated or called in 2009.

The realized gain or loss on a terminated interest rate swap contract that was designated as a fair value hedge is amortized to “Interest expense” in the Consolidated Statements of Operations over the remaining term of the underlying hedged item.

The Company also held short-term interest rate swap contracts as of December 31, 2008, which were not designated as hedging instruments under ASC 815. As a result, the change in the fair value of these instruments was recognized in net income during each period that these instruments were outstanding in “Other expense (income), net” on the Consolidated Statement of Operations.

Treasury Shares — The repurchase of common shares is recorded at purchase cost as treasury shares. The Company’s policy is to retire, either formally or constructively, treasury shares that the Company anticipates will not be reissued. Upon retirement, the purchase cost of the treasury shares that exceeds par value is recorded as a reduction to “Additional paid-in capital” in the Consolidated Balance Sheets.

Recently Issued Accounting Standards

In June 2009, new accounting guidance under ASC 860, “Transfers and Servicing,” was issued. The guidance eliminates the concept of a qualifying special-purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosures that will provide greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. Such guidance is effective for fiscal years beginning after November 15, 2009. The Company does not expect the impact of this guidance to be material to the Company’s financial statements.

In September 2009, new accounting guidance under ASC 605 related to revenue arrangements with multiple deliverables was issued. The guidance addresses the unit of accounting for arrangements involving multiple deliverables, how arrangement consideration should be allocated to the separate units of accounting and eliminates the criterion that objective and reliable evidence of fair value of any undelivered items must exist for the delivered item to be considered a separate unit of accounting. Such guidance is effective for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not yet assessed the impact of this guidance on the Company’s financial statements.

In September 2009, new accounting guidance under ASC 605, was issued regarding tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. Such guidance is effective for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not yet assessed the impact of this guidance on the Company’s financial statements.

2. Earnings Per Common Share

Basic earnings per common share (“EPS”) is based upon the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if common stock equivalents were exercised, but only to the extent that they are considered dilutive to the Company’s diluted EPS. The impact of participating securities on the calculations of basic and diluted EPS was immaterial. The following table is a reconciliation of the numerators and denominators of the basic and diluted EPS computations:

	Year Ended December 31,
(in millions, except per share amounts)	2009	2008	2007
Numerator:
Net income	$89.6	$102.6	$73.2
Preferred stock dividends	10.4	10.4	10.4

Numerator for basic and diluted EPS	$79.2	$92.2	$62.8

Denominator:
Denominator for basic EPS — weighted average common shares outstanding	212.2	237.5	247.4
Warrants	0.6	3.4	7.1
Stock-based compensation arrangements	2.4	1.8	2.3

Denominator for diluted EPS	215.2	242.7	256.8

Basic earnings per common share	$0.37	$0.39	$0.25

Diluted earnings per common share	$0.37	$0.38	$0.24

Potentially issuable common shares excluded from denominator for diluted EPS due to anti-dilutive effect	42.4	42.0	36.5

3. Restructuring Charges

In 2009, the Company incurred restructuring charges of $5.0 million, which consisted of $10.5 million of employee separation obligations and the remaining amortization of $2.1 million of special termination benefits partially offset by a curtailment gain of $7.6 million. In 2008, the Company incurred restructuring charges totaling $28.1 million, which consisted primarily of $27.0 million of special termination benefits and a $15.5 million curtailment charge partially offset by a $14.2 million reduction in employee separation obligations. In 2007, the Company incurred restructuring charges totaling $39.8 million, which consisted primarily of $25.3 million of employee separation benefits, $8.2 million of special termination benefits, and a curtailment charge of $6.4 million.

Restructuring charges (dollars in millions)	Initial charges	Utilization	Balance December 31, 2007	Income	Utilization	Balance December 31, 2008	Charge	Utilization	Balance December 31, 2009
Employee separation obligations	$25.3	$(1.9)	$23.4	$(14.2)	$(1.2)	$8.0	$10.5	$(4.1)	$14.4

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Employee separation obligations — In the first quarter of 2007, the Company incurred severance liabilities of $2.4 million related to both the outsourcing of certain accounting functions and headcount reductions in other administrative functions. In the fourth quarter of 2007, the Company recorded severance liabilities of $22.9 million to reduce headcount to planned levels. In the first quarter of 2008, 284 union employees accepted retirement based on an offer of special termination benefits described below. As a result, the number of employees to be severed was reduced, and in 2008 the Company decreased the severance liability by $14.2 million. In the fourth quarter of 2009, the Company determined an additional need to reduce its headcount over the next five years to conform its Wireline operations to the decreased access lines being served by the Company, resulting in a charge of $10.5 million for additional employee separation obligations.

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Special termination benefits — The Company offered and, by December 31, 2007, 105 management employees accepted special termination benefits totaling $12 million. The Company determined that $8.2 million of these benefits had been earned through December 31, 2007, and this amount was therefore accrued as of December 31, 2007. In February 2008, the Company reached an agreement with its union workforce on a new three-year labor agreement. As part of this agreement, the Company offered and, by March 31, 2008, 284 union employees accepted, special termination benefits totaling $25 million of which $22.1 million had been earned and accrued through March 31, 2008. Remaining special termination benefits for both union and management employees were subject to future service requirements as determined by the Company and were amortized to expense over the future service period. The Company amortized $4.9 million of the remaining special termination benefits in 2008 and the remaining $2.1 million was amortized in 2009.

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Pension and postretirement curtailment charges — Management terminations accepted in 2007 represented 10% of plan service years for the management pension plan and 15% of plan service years for the management postretirement plan, resulting in a pension and postretirement plan curtailment charge of $6.4 million in 2007. Union terminations accepted in 2008 represented approximately 11% of the plan service years for both the pension and postretirement plans, resulting in a curtailment charge of $15.5 million for the pension and postretirement plans in 2008. In 2009, the Company announced significant changes to its pension and postretirement plans, which resulted in a curtailment gain of $7.6 million.

See Note 9 for further information related to the special termination benefits and curtailment charges discussed above.

All of the restructuring expense in 2009 was associated with the Wireline segment. The restructuring expense in 2008 was associated with the Wireline segment for $27.1 million, Wireless for $0.5 million, Technology Solutions for $0.7 million and Corporate for income of $0.2 million. The restructuring expense in 2007 was associated with the Wireline segment for $36.1 million, Wireless for $2.1 million, Technology Solutions for $1.0 million, and Corporate for $0.6 million. At December 31, 2009, $6.4 million of the employee separation obligation was included in “Other current liabilities,” and $8.0 million was included in “Other noncurrent liabilities” in the Consolidated Balance Sheet. At December 31, 2008, $1.5 million of the employee separation obligation was included in “Other current liabilities,” and $6.5 million was included in “Other noncurrent liabilities” in the Consolidated Balance Sheet. The special termination benefits and curtailment charges are included in “Pension and postretirement benefit obligations” in the Consolidated Balance Sheets at December 31, 2009 and 2008.

In 2001, the Company adopted a restructuring plan which included initiatives to eliminate non-strategic operations and merge internet operations into the Company’s other operations. The Company completed the plan prior to 2003, except for certain lease obligations, which are expected to continue through 2015 and for which a liability remains at December 31, 2009 totaling $4.4 million. Cash payments against this lease termination liability have approximated $1 million per year in 2009, 2008, and 2007.

4. Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	December 31,		Depreciable Lives (Years)
(dollars in millions)	2009	2008
Land and rights-of-way	$9.8	$10.1	20-Indefinite
Buildings and leasehold improvements	466.8	391.9	2-40
Network equipment	2,519.2	2,399.2	2-50
Office software, furniture, fixtures and vehicles	122.5	118.3	3-14
Construction in process	26.8	87.9	n/a

Gross value	3,145.1	3,007.4
Accumulated depreciation	(2,021.8)	(1,963.1)

Net book value	$1,123.3	$1,044.3

Gross property, plant and equipment includes $139.9 million and $66.4 million of assets accounted for as capital leases as of December 31, 2009 and 2008, respectively, primarily related to wireless towers, and data center equipment and facilities. These assets are primarily included in the captions “Building and leasehold improvements,” “Network equipment,” and “Office software, furniture, fixtures and vehicles.” See Notes 5 and 7 for further discussion regarding capital leases related to wireless towers. The Company currently has capital leases for four data center facilities with an option to extend the initial lease term and, for two of the facilities, the Company has the option to purchase the buildings. Amortization of capital leases is included in “Depreciation” in the Consolidated Statements of Operations. Approximately 82%, 81%, and 82% of “Depreciation,” as presented in the Consolidated Statements of Operations in 2009, 2008, and 2007, respectively, was associated with the cost of providing services and products.

5. Sale of Wireless Towers and Acquisitions of Businesses

Sale of Wireless Towers

In December 2009, the Company sold 196 wireless towers for $99.9 million in cash proceeds, and leased back a portion of the space on these towers for a term of 20 years. The 196 towers sold were composed of 148 towers that were sold without purchase price contingencies, and 48 towers that were sold with purchase price contingencies related to collection of net tower rents from other tenants for amounts represented by the Company and on which the purchase price was based.

Proceeds of $75.4 million for the 148 wireless towers sold without purchase price contingencies resulted in a deferred gain of $35.1 million. This deferred gain is included in “Other noncurrent liabilities” on the Consolidated Balance Sheet and will be amortized to income on a straight-line basis over the 20-year term of the leaseback of the space on the towers.

The 48 towers sold subject to purchase price contingencies have not been recognized as a sale, since the ultimate purchase price is not yet determined. The net book value for these 48 towers remains in “Property, plant and equipment, net,” and amounts received in December 2009 for these towers totaling $24.5 million have been included as a current liability in “Deposit received for sale of wireless towers” in the Consolidated Balance Sheet in accordance with the deposit method. Most of the contingencies are expected to be resolved by the end of 2010, and, if the purchase price is not adjusted, a deferred gain of approximately $12 million would be recognized and amortized on a straight-line basis over the 20-year term of the leaseback of the space on the towers.

The leaseback of a portion of the space on the towers has been classified as a capital lease for the 148 towers sold without purchase price contingencies and will be classified as a capital lease for the 48 towers sold that are subject to purchase price contingencies once the contingencies are resolved. For the 148 wireless towers sold without purchase price contingencies, the capital lease asset totaled $46.7 million and is recorded in “Property, plant and equipment, net” on the Consolidated Balance Sheet at December 31, 2009. A capital lease liability was recorded for the same amount. For the 48 towers sold subject to purchase price contingencies, a capital lease asset and capital lease liability of approximately $15 million will be recorded once the contingencies have been resolved.

In addition to the tower sale-leaseback, the Company also extended by 20 years the lease term of the space on 53 other wireless towers that were previously recorded as operating leases. This extension of the lease term resulted in new capital leases and the Consolidated Balance Sheet includes the related capital lease asset and capital lease liability of $22.5 million as of December 31, 2009.

Virtual Blocks Inc. and Cintech LLC

In 2009, for a total acquisition price of $2.5 million, Technology Solutions purchased Toronto, Canada-based Virtual Blocks Inc., a leading software developer in the area of data center virtualization, and Cincinnati, Ohio-based Cintech LLC, a hosted provider of an outbound notification service. The financial results have been included in the Technology Solutions segment and were immaterial to the Company’s financial statements for the year ended December 31, 2009.

eGIX Inc.

In February 2008, the Company purchased eGIX Inc, a competitive local exchange carrier provider of voice and long distance services to business customers in Indiana and Illinois, for $18.1 million and contingent consideration up to $5.2 million. The Company funded the purchase with borrowings from its Corporate credit facility. The purchase price was primarily allocated to goodwill for $9.7 million, customer relationship intangible assets for $5.5 million, and property, plant and equipment for $5.0 million. The Company anticipates both the goodwill and intangible assets to be fully deductible for tax purposes. The financial results have been included in the Wireline segment and were immaterial to the Company’s financial statements for the years ended December 31, 2009 and 2008.

6. Goodwill and Intangible Assets

Goodwill

As of December 31, 2009 and 2008, goodwill totaled $71.9 million and $71.8 million, respectively. The changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008 are as follows:

(dollars in millions)	Wireless	Wireline	Technology Solutions	Total
Balance as of December 31, 2007	$50.3	$2.9	$9.2	$62.4
Acquired during the year	—	9.7	—	9.7
Purchase price allocation adjustment	—	—	(0.3)	(0.3)

Balance as of December 31, 2008	$50.3	$12.6	$8.9	$71.8
Acquired during the year	—	—	0.1	0.1

Balance as of December 31, 2009	$50.3	$12.6	$9.0	$71.9

Intangible Assets

Summarized below are the carrying values for the major classes of intangible assets:

(dollars in millions)	Weighted Average Life in Years	December 31, 2009		December 31, 2008
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization:
Customer relationships
Wireline	10	$7.0	$(2.5)	$7.0	$(1.5)
Wireless	9	9.5	(6.3)	14.2	(8.4)
Technology Solutions	7	11.9	(3.9)	11.9	(2.3)

		$28.4	$(12.7)	$33.1	$(12.2)
Intangible assets not subject to amortization:
Wireless — FCC licenses	n/a	$88.2	$—	$98.9	$—
Wireless — Trademarks	n/a	6.2	—	6.2	—

The change in Wireless intangible assets subject to amortization at December 31, 2009 compared to December 31, 2008 was related to customer relationships for wireless tower tenants, which decreased as a result of the sale of the wireless towers in December 2009, and the full amortization in 2009 of prepaid subscriber customer relationship intangibles. The decrease in Wireless FCC licenses at December 31, 2009 compared to December 31, 2008, was due to the sale of almost all of its owned wireless licenses for areas outside of its Cincinnati and Dayton operating territories. These licenses, which were primarily for the Indianapolis, Indiana region, were sold for $6.0 million, resulting in a loss on sale of spectrum assets of $4.8 million that is included in “Loss on sale of asset and asset impairment” in the Consolidated Statement of Operations.

Amortization expense for intangible assets subject to amortization was $4.1 million in 2009, $4.9 million in 2008, and $3.7 million in 2007. The following table presents estimated amortization expense for 2010 through 2014:

(dollars in millions)
2010	$3.6
2011	3.0
2012	2.5
2013	2.3
2014	2.0

7. Debt

Debt is comprised of the following:

	December 31,
(dollars in millions)	2009	2008
Current portion of long-term debt:
Credit facility, Tranche B Term Loan	$2.1	$2.1
Capital lease obligations and other debt	13.7	8.1

Current portion of long-term debt	15.8	10.2

Long-term debt, less current portion:
Credit facility, revolver	—	73.0
Credit facility, Tranche B Term Loan	202.8	204.9
7 1/4 % Senior Notes due 2013	—	439.9
8 3/ 8% Senior Subordinated Notes due 2014*	569.8	572.7
7% Senior Notes due 2015*	252.3	257.2
8 1/4 % Senior Notes due 2017	500.0	—
7 1/4 % Senior Notes due 2023	40.0	50.0
Receivables Facility	85.9	75.0
Various Cincinnati Bell Telephone notes	207.5	230.0
Capital lease obligations and other debt	111.8	47.5

	1,970.1	1,950.2
Net unamortized (discount) premium	(6.8)	0.3

Long-term debt, less current portion	1,963.3	1,950.5

Total debt	$1,979.1	$1,960.7

*	The face amount of these notes has been adjusted for the fair value of interest rate swaps classified as fair value derivatives at December 31, 2008 and the unamortized called amounts received on terminated interest rate swaps at December 31, 2009.

Corporate Credit Facilities

In February 2005, Cincinnati Bell Inc. (“CBI”), the parent company, entered into a corporate credit facility (“Corporate credit facility”) which had a $250.0 million revolving line of credit and would have expired February 2010. In June 2009, the Company amended the Corporate credit facility, reducing the revolving line of credit to $210 million with an expiration date in August 2012. The amended revolving credit facility is funded by 11 different financial institutions, with no financial institution having more than 12% of the total facility. Borrowings under the amended revolving credit facility bear interest, at the Company’s election, at a rate per annum equal to (i) LIBOR plus the applicable margin or (ii) the base rate plus the applicable margin. The applicable margin is based on certain Company financial ratios and ranges between 3.00% and 3.50% for LIBOR rate advances, and 2.00% and 2.50% for base rate advances. Base rate is the greater of the bank prime rate, the LIBOR rate plus one percent or the federal funds rate plus one-half percent. As of December 31, 2009, the Company did not have any outstanding borrowings under its revolving credit facility, and had outstanding letters of credit totaling $24.5 million, leaving $185.5 million in additional borrowing availability under its Corporate credit facility.

In August 2005, the Company amended the Corporate credit facility to include a $400 million term loan (“Tranche B Term Loan”). The proceeds from the Tranche B Term Loan and additional borrowings under the Corporate credit facility were used to retire corporate bonds totaling $447.8 million. The Tranche B Term Loan bears interest at a per annum rate equal to, at the Company’s option, LIBOR plus 1.50% or the base rate plus 0.50%. In 2007, the Company repaid $184.0 million of the Tranche B Term Loan, using proceeds of $75.0 million from borrowings under the Receivables Facility described below and the remainder from available cash. The Company recorded a loss on extinguishment of debt of $0.4 million in 2007 for the repayment of the

Tranche B Term Loan. The December 31, 2009 balance on the Tranche B Term Loan of $204.9 million matures in quarterly payments of $0.5 million through September 30, 2011, and then in four quarterly installments of $50.4 million ending on August 31, 2012.

Voluntary prepayments of the Corporate credit facility and voluntary reductions of the unutilized portion of the revolving line of credit are permitted at any time at no cost to the Company. The average interest rate charged on borrowings under the Corporate credit facility was 2.7%, 5.0%, and 6.9% in 2009, 2008, and 2007, respectively. The Company recorded interest expense of $7.3 million, $14.6 million, and $18.8 million in 2009, 2008, and 2007, respectively.

The Company pays commitment fees for the unused amount of borrowings on the revolving credit facility and letter of credit fees on outstanding letters of credit at an annual rate ranging from 0.50% to 0.75% and 3.00% and 3.50%, respectively, based on certain Company financial ratios. These fees were $1.4 million in both 2009 and 2008 and $1.3 million in 2007.

The Company and all its future or existing subsidiaries (other than CBT, CBET, Cincinnati Bell Funding LLC (“CBF”), its foreign subsidiaries and certain immaterial subsidiaries) guarantee borrowings of CBI under the Corporate credit facility. Each of the Company’s current subsidiaries that is a guarantor of the Corporate credit facility is also a guarantor of the 7% Senior Notes due 2015, 8 1/4% Senior Notes due 2017, and 8 3/8% Senior Subordinated Notes due 2014, with certain immaterial exceptions. Refer to Notes 16 and 17 for supplemental guarantor information. The Company’s obligations under the Corporate credit facility are also collateralized by perfected first priority pledges and security interests in the following:

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substantially all of the equity interests of the Company’s U.S. subsidiaries (other than subsidiaries of CBT, CBF, and certain immaterial subsidiaries) and 66% of its equity interests in its foreign subsidiaries; and

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certain personal property and intellectual property of the Company and its subsidiaries (other than that of CBT, CBET, CBF, its foreign subsidiaries and certain immaterial subsidiaries) with a total carrying value of approximately $400 million at December 31, 2009.

The Corporate credit facility financial covenants require that the Company maintain certain leverage, interest coverage and fixed charge ratios. The Corporate credit facility also contains certain covenants which, among other things, restrict the Company’s ability to incur additional debt or liens, pay dividends, repurchase Company common stock, sell, transfer, lease, or dispose of assets and make investments or merge with another company. If the Company were to violate any of its covenants and was unable to obtain a waiver, it would be considered a default. If the Company were in default under the Corporate credit facility, no additional borrowings under this facility would be available until the default was waived or cured. The Corporate credit facility provides for customary events of default, including a cross-default provision for failure to make any payment when due or permitted acceleration due to a default, both in respect to any other existing debt instrument having an aggregate principal amount that exceeds $35 million. The Company believes it is in compliance with its Corporate credit facility covenants.

Various issuances of the Company’s public debt, which include the 8 1/4% Senior Notes due 2017, the 8 3/8% Senior Subordinated Notes due 2014, and the 7% Senior Notes due 2015, are governed by indentures which contain covenants that, among other things, limit the Company’s ability to incur additional debt or liens, pay dividends or make other restricted payments, sell, transfer, lease, or dispose of assets and make investments or merge with another company. Restricted payments include common stock dividends, repurchase of common stock, and certain public debt repayments. The Company believes it has sufficient ability under its public debt indentures to make its intended restricted payments in 2010. The Company believes it is in compliance with its public debt indentures as of the date of this filing.

8  1/4% Senior Notes due 2017

In October 2009, the Company issued $500 million of 8 1/4% Senior Notes due 2017 (“8 1/4% Senior Notes”). Net proceeds of $492.8 million after debt discount were used to redeem the outstanding 7 1/4% Senior Notes due 2013 of $439.9 million plus accrued and unpaid interest, related call premium, and for general corporate purposes, including the repayment of other debt. The 8 1/4% Senior Notes are fixed rate bonds to maturity.

Interest on the 8 1/4% Senior Notes is payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing April 15, 2010. The 8 1/4% Senior Notes are unsecured senior obligations ranking equally with all existing and future senior debt and ranking senior to all existing and future senior subordinated indebtedness and subordinated indebtedness. Each of the Company’s current and future subsidiaries that is a guarantor under the Corporate credit facility is also a guarantor of the 8 1/4% Senior Notes on an unsecured senior basis, with certain immaterial exceptions. The indenture governing the 8 1/4% Senior Notes contains covenants including but not limited to the following: limitations on dividends to shareowners and other restricted payments; dividend and other payment restrictions affecting the Company’s subsidiaries such that the subsidiaries are not permitted to enter into an agreement that would limit their ability to make dividend payments to the parent; issuance of indebtedness; asset dispositions; transactions with affiliates; liens; investments; issuances and sales of capital stock of subsidiaries; and redemption of debt that is junior in right of payment. The indenture governing the 8 1/4% Senior Notes provides for customary events of default, including a cross-default provision for both nonpayment at final maturity or acceleration due to a default of any other existing debt instrument that exceeds $35 million.

The Company may redeem the 8 1/4% Senior Notes for a redemption price of 104.125%, 102.063%, and 100.000% after October 15, 2013, 2014, and 2015, respectively. At any time prior to October 15, 2013, the Company may redeem all or part of the 8 1/4% Senior Notes at a redemption price equal to the sum of (1) 100% of the principal, plus (2) the greater of (a) 1% of the face value of the 8 1/4% Senior Notes or (b) the excess over the principal amount of the sum of the present values of (i) 104.125% of the face value of the 8 1/4% Senior Notes, and (ii) interest payments due from the date of redemption to October 15, 2013, in each case discounted to the redemption date on a semi-annual basis at the applicable U.S. Treasury rates plus one-half percent, plus (3) accrued and unpaid interest, if any, to the date of redemption. Prior to October 15, 2012, the Company may redeem up to a maximum of 35% of the aggregate principal amount of the 8 1/4% Senior Notes with the net cash proceeds of one or more equity offerings by the Company, at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date. The Company incurred interest expense related to these notes of $9.7 million in 2009.

7  1/4% Senior Notes due 2013

In July 2003, the Company issued $500 million of 7 1/4% Senior Notes due 2013. Net proceeds, after deducting fees and expenses, totaled $488.8 million and were used to prepay term credit facilities and permanently reduce commitments under the Company’s then existing revolving credit facility.

In 2009, the net proceeds from the issuance of 8 1/4% Senior Notes discussed above were used to redeem the outstanding 7 1/4% Senior Notes due 2013 of $439.9 million plus accrued and unpaid interest and related call premium. As a result, the Company incurred a loss on debt extinguishment of $17.7 million, which consisted of the call premium and write-off of debt issuance costs. Also in 2008 and 2007, the Company purchased and extinguished $30.6 million and $26.4 million, respectively, of these Senior Notes and recognized a gain on extinguishment of debt of $5.3 million in 2008 and a loss on extinguishment of debt of $0.4 million in 2007. The Company recorded interest expense of $26.9 million in 2009, $33.8 million in 2008, and $35.3 million in 2007 related to these senior notes.

8  3/8% Senior Subordinated Notes due 2014

In November 2003, the Company issued $540 million of 8 3/8% Senior Subordinated Notes due 2014 (“8 3/8% Subordinated Notes”). The net proceeds, after deducting fees and expenses, totaled $528.2 million and were used to purchase outstanding corporate bonds.

In February 2005, the Company issued an additional $100 million of 8 3/8% Senior Subordinated Notes pursuant to the existing indenture. Net proceeds from this issuance together with those of the 7% Senior Notes due 2015 and amounts under the Corporate credit facility were used to repay and terminate the prior credit facility. All of the 8 3/8% Subordinated Notes constitute a single class of security with the same terms and are fixed rate bonds to maturity.

Interest on the 8 3/8% Subordinated Notes is payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2004. The 8 3/8% Subordinated Notes are unsecured senior subordinated obligations, ranking junior to all existing and future senior indebtedness of the Company. The 8 3 /8% Subordinated Notes rank equally with all of the Company’s existing and future senior subordinated debt and rank senior to all existing and future subordinated debt. The 8 3/8% Subordinated Notes are guaranteed on an unsecured senior subordinated basis by each of the Company’s current subsidiaries that is a guarantor under the Corporate credit facility, with certain immaterial exceptions. The indenture governing the 8 3/8% Subordinated Notes contains covenants including but not limited to the following: limitations on dividends to shareowners and other restricted payments; dividend and other payment restrictions affecting the Company’s subsidiaries such that the subsidiaries are not permitted to enter into an agreement that would limit their ability to make dividend payments to the parent; issuance of indebtedness; asset dispositions; transactions with affiliates; liens; investments; issuances and sales of capital stock of subsidiaries; and redemption of debt that is junior in right of payment. The indenture governing the 8 3/8% Subordinated Notes provides for customary events of default, including a cross-default provision for both nonpayment at final maturity or acceleration due to a default of any other existing debt instrument that exceeds $20 million. The Company may redeem the 8 3/8% Subordinated Notes for a redemption price of 102.792%, 101.396%, and 100.000% after January 15, 2010, 2011, and 2012, respectively. The Company incurred interest expense of $46.9 million in 2009, $49.6 million in 2008 and $53.6 million in 2007 related to these notes.

During 2008 and 2007, the Company purchased and extinguished $75.0 million and $5.0 million, respectively, of 8 3/8% Subordinated Notes and recognized a gain on extinguishment of debt of $8.1 million and $0.1 million, respectively.

7% Senior Notes due 2015

In February 2005, the Company sold $250 million of 7% Senior Notes due 2015 (“7% Senior Notes”). Net proceeds from this issuance together with those of other concurrently issued bonds and amounts under the Corporate credit facility were used to repay and terminate the prior credit facility. The 7% Senior Notes are fixed rate bonds to maturity.

Interest on the 7% Senior Notes is payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing August 15, 2005. The 7% Senior Notes are unsecured senior obligations ranking equally with all existing and future senior debt and ranking senior to all existing and future senior subordinated indebtedness and subordinated indebtedness. Each of the Company’s current and future subsidiaries that is a guarantor under the Corporate credit facility is also a guarantor of the 7% Senior Notes on an unsecured senior basis, with certain immaterial exceptions. The indenture governing the 7% Senior Notes contains covenants including but not limited to the following: limitations on dividends to shareowners and other restricted payments; dividend and other payment restrictions affecting the Company’s subsidiaries such that the subsidiaries are not permitted to enter into an agreement that would limit their ability to make dividend payments to the parent; issuance of indebtedness; asset dispositions; transactions with affiliates; liens; investments; issuances and sales of capital stock of subsidiaries; and redemption of debt that is junior in right of payment. The indenture governing the 7% Senior Notes provides for customary events of default, including a cross-default provision for both nonpayment at final maturity or acceleration due to a default of any other existing debt instrument that exceeds $20 million.

The Company may redeem the 7% Senior Notes for a redemption price of 103.500%, 102.333%, 101.167%, and 100.000% after February 15, 2010, 2011, 2012, and 2013, respectively. The Company incurred interest expense related to these notes of $17.3 million in 2009 and $17.5 million in both 2008 and 2007.

In 2008, the Company purchased and extinguished $2.5 million of 7% Senior Notes and recognized a gain on extinguishment of debt of $0.7 million.

7  1/4% Senior Notes due 2023

In July 1993, the Company issued $50 million of 7 1/4% Senior Notes due 2023. The indenture related to these 7 1/4% Senior Notes due 2023 does not subject the Company to restrictive financial covenants, but it does contain a covenant providing that if the Company incurs certain liens on its property or assets, the Company must secure the outstanding 7 1/4% Senior Notes due 2023 equally and ratably with the indebtedness or obligations secured by such liens. The 7 1/4% Senior Notes due 2023 are collateralized on a basis consistent with the

Corporate credit facility. Interest on the 7 1/4% Senior Notes due 2023 is payable semi-annually on June 15 and December 15. The Company may not call the 7 1/4% Senior Notes due 2023 prior to maturity. The indenture governing the 7 1/4% Senior Notes due 2023 provides for customary events of default, including a cross-default provision for failure to make any payment when due or permitted acceleration due to a default of any other existing debt instrument that exceeds $20 million. The Company recorded $3.4 million of interest expense in 2009 and $3.6 million in both 2008 and 2007.

In 2009, the Company purchased and extinguished $10.0 million of 7 1/4% Senior Notes due 2023 and recognized a gain on extinguishment of debt of $2.1 million.

Accounts Receivable Securitization Facility

In March 2007, the Company and certain subsidiaries entered into an accounts receivable securitization facility (“Receivables Facility”), which permitted borrowings of up to $80 million. In March 2009 and July 2009, the Company amended the Receivables Facility to include additional subsidiaries and increased the maximum potential borrowing amount to $115 million, depending on the level of eligible receivables and other factors. Under the amended Receivables Facility, CBT, CBET, CBW, CBAD, CBTS, eVolve, and CBCP sell their respective trade receivables on a continuous basis to CBF, a wholly-owned limited liability company. In turn, CBF grants, without recourse, a senior undivided interest in the pooled receivables to commercial paper conduits in exchange for cash while maintaining a subordinated undivided interest, in the form of over-collateralization, in the pooled receivables. The Company has agreed to continue servicing the receivables for CBF at market rates; accordingly, no servicing asset or liability has been recorded. The Receivables Facility is subject to bank renewals in the second quarter of each year, and in any event expires in March 2012. In the event the Receivables Facility is not renewed, the Company believes it would be able to refinance the borrowings under the Corporate revolving credit facility.

Although CBF is a wholly-owned consolidated subsidiary of the Company, CBF is legally separate from the Company and each of the Company’s other subsidiaries. Upon and after the sale or contribution of the accounts receivable to CBF, such accounts receivable are legally assets of CBF, and as such are not available to creditors of other subsidiaries or the parent company.

For the purposes of consolidated financial reporting, the Receivables Facility is accounted for as a secured financing. Because CBF has the ability to prepay the Receivables Facility at any time by making a cash payment and effectively repurchasing the receivables transferred pursuant to the facility, the transfers do not qualify for “sale” treatment on a consolidated basis under ASC 860, “Transfers and Servicing.” Based on the eligible receivables at December 31, 2009, the Company had borrowed $85.9 million, which was the maximum borrowing permitted at that date. Interest on the receivables facility is based on the commercial paper rate plus 1.25% and was $1.7 million in 2009, $3.0 million in 2008, and $3.4 million in 2007. The average interest rate on the Receivables Facility was 1.8% in 2009, 3.9% in 2008 and 5.9% in 2007.

Cincinnati Bell Telephone Notes

CBT issued $80 million in unsecured notes that are guaranteed on a subordinated basis by Cincinnati Bell Inc. but not the subsidiaries of Cincinnati Bell Inc. and that have various final maturity dates occurring in 2023. The fixed interest rates on these notes range from 7.18% to 7.27%. The 2023 notes may not be called prior to maturity. CBT also issued $150 million in aggregate principal of 6.30% unsecured senior notes due 2028, which is guaranteed on a subordinated basis by Cincinnati Bell Inc. but not the subsidiaries of Cincinnati Bell Inc. All of these 2028 notes may be called at any time, subject to proper notice and redemption price. The indentures governing these notes provides for customary events of default, including a cross-default provision for failure to make any payment when due or permitted acceleration due to a default of any other existing debt instrument of Cincinnati Bell Inc. or CBT that exceeds $20 million. The Company incurred interest expense related to these notes of $14.7 million in 2009 and $15.2 million in both 2008 and 2007.

In 2009, the Company purchased and extinguished $22.5 million of these Notes and recognized a gain on extinguishment of debt of $5.6 million.

Capital Lease Obligations

The Company leases facilities and equipment used in its operations, some of which are required to be capitalized in accordance with ASC 840, “Leases.” This guidance requires the capitalization of leases meeting certain criteria, with the related asset being recorded in property, plant and equipment and an offsetting amount recorded as a liability discounted to the present value. The Company had $125.1 million and $54.3 million in total indebtedness relating to capitalized leases at December 31, 2009 and 2008, respectively, of which $111.7 million and $47.2 million was long-term debt. Recourse under a capital lease obligation is generally limited to the underlying assets subject to the lease. For 2009, 2008, and 2007, the Company recorded $4.3 million, $3.1 million, and $2.0 million, respectively, of interest expense related to capital lease obligations.

In December 2009, the Company sold 196 wireless towers for $99.9 million in cash proceeds, and leased back a portion of the space on these towers for a term of 20 years. The 196 towers sold were composed of 148 towers that were sold without purchase price contingencies, and 48 towers that were sold with purchase price contingencies related to collection of net tower rents from other tenants for amounts represented by the Company and on which the purchase price was based.

The leaseback of a portion of the space on the towers has been classified as a capital lease for the 148 towers sold without purchase price contingencies and will be classified as a capital lease for the 48 towers sold that are subject to purchase price contingencies once the contingencies are resolved. For the 148 wireless towers sold without purchase price contingencies, the capital lease liability totaled $46.7 million at December 31, 2009. For the 48 towers sold subject to purchase price contingencies, a capital lease asset and capital lease liability of approximately $15 million will be recorded once the contingencies have been resolved.

In addition to the tower sale-leaseback, the Company also extended by 20 years the lease term of the space on 53 other wireless towers that were previously recorded as operating leases. This extension of the lease term resulted in new capital leases and the Consolidated Balance Sheet includes the related capital lease asset and capital lease liability of $22.5 million as of December 31, 2009. See Note 5 for further discussion regarding the sale of the wireless towers.

Debt Maturity Schedule

The following table summarizes the Company’s annual principal maturities of debt and capital leases for the five years subsequent to December 31, 2009, and thereafter:

(dollars in millions)	Debt	Capital Leases	Total Debt
Year ended December 31,
2010	$2.4	$13.4	$15.8
2011	52.0	15.2	67.2
2012	236.8	7.4	244.2
2013	—	8.9	8.9
2014	560.0	4.2	564.2
Thereafter	995.0	76.0	1,071.0

	1,846.2	125.1	1,971.3
Net unamortized call amounts on terminated interest rate swaps	14.6	—	14.6
Net unamortized discount	(6.8)	—	(6.8)

Total debt	$1,854.0	$125.1	$1,979.1

Total capital lease payments including interest are expected to be $22.3 million for 2010, $23.0 million for 2011, $14.3 million for 2012, $15.3 million for 2013, $10.0 million for 2014, and $130.6 million thereafter.

The 48 wireless towers sold subject to purchase price contingencies have not been recognized as a sale (refer to Note 5) and, accordingly, the related leaseback payments are not included in the table above. Payments including interest for these sites are approximately $1 million annually from 2010 to 2014, and $26 million thereafter.

Deferred Financing Costs

Deferred financing costs are costs incurred in connection with obtaining long-term financing. These costs are amortized on a straight-line basis as interest expense over the terms of the related debt agreements. As of December 31, 2009 and 2008, deferred financing costs totaled $24.3 million and $22.5 million, respectively. The related amortization, included in “Interest expense” in the Consolidated Statements of Operations, totaled $6.0 million in 2009, $5.1 million in 2008, and $5.2 million in 2007. In 2009, the Company incurred $15.3 million of debt issuance costs related to the issuance of 8 1/4% Senior Notes and the amendment of the corporate credit facility. In 2009, the Company wrote-off $7.5 million of deferred financing costs related to the redemption of the 7 1/4% Senior Notes due 2013, the amendment of the Corporate credit facility and the purchase and extinguishment of a portion of the Cincinnati Bell Telephone notes. In 2008, the Company wrote-off deferred financing costs of $1.6 million related to the purchase and extinguishment of the 7 1/4% Senior Notes due 2013, 8 3/8% Subordinated Notes, and 7% Senior Notes, and in 2007, the Company wrote-off deferred financing costs of $1.2 million related to the repayment of the Tranche B Term loan and the purchase and retirement of the 7 1/4% Senior Notes due 2013 and the 8 3/8% Subordinated Notes. The write-offs of deferred financing costs were included in the Consolidated Statements of Operations under the caption “Loss (gain) on extinguishment of debt.”

8. Financial Instruments and Fair Value

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value of financial instruments as follows:

Level 1 – Observable inputs for identical instruments such as quoted market prices;

Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3 – Unobservable inputs that reflect the Company’s determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including the Company’s own data.

At December 31, 2009, the Company’s financial instruments that are required to be measured at fair value were inconsequential. At December 31, 2008, the fair value of the Company’s financial instruments that are required to be measured at fair value on a recurring basis were as follows:

(dollars in millions)	December 31, 2008	Level 1	Level 2	Level 3

Interest rate swap assets	$22.6	$—	$22.6	$—
Interest rate swap liabilities	3.8	—	3.8	—
Money market funds	3.1	3.1	—	—

The Company is exposed to the impact of interest rate fluctuations on its indebtedness. The Company attempts to maintain an optimal balance of fixed rate and variable rate indebtedness in order to attain low overall borrowing costs while mitigating exposure to interest rate fluctuations. The Company periodically employs derivative financial instruments to manage its balance of fixed rate and variable rate indebtedness. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

In 2004 and 2005, the Company entered into a series of fixed-to-variable long-term interest rate swaps with total notional amounts of $450 million that qualified for fair value hedge accounting (“long-term interest rate swaps”). Fair value hedges offset changes in the fair value of underlying assets and liabilities. In December 2008 and January 2009, certain counterparties exercised their right to call $250 million of the notional amount of long-term interest rate swaps for the 8 3/8% Subordinated Notes, for which the Company received $10.5 million in the first quarter of 2009 upon termination of the swaps. In the third quarter of 2009, the Company terminated the remaining long-term interest rate swaps and received $6.5 million. These amounts received are being amortized as a reduction to interest expense over the terms of the 8 3 /8% Subordinated Notes and 7% Senior Notes.

In both May and July 2008, the Company entered into six-month interest rate swap contracts with notional amounts totaling $450 million each, which effectively fixed the floating interest rates for the second half of 2008 and the first half of 2009 on the long-term interest rate swaps. The Company did not designate these swaps as hedging instruments, which resulted in the change in the fair value of these instruments being recognized in earnings during each period that these instruments were outstanding.

The table below provides the fair values of the Company’s derivative instruments:

	Assets (Liabilities)
(dollars in millions)	December 31, 2009	December 31, 2008

Derivatives designated as fair value hedges
Interest rate swaps	$—	$22.4

Derivatives not designated as fair value hedges
Interest rate swaps	—	(3.6)

At December 31, 2008, a derivative asset of $8.4 million for the called swaps was included in “Other current assets” and a $14.0 million derivative asset on the remaining long-term interest rate swap was included in “Other noncurrent assets” in the Consolidated Balance Sheet. The liability recognized for the derivatives not designated as fair value hedges was included in “Other current liabilities” in the Consolidated Balance Sheet as of December 31, 2008.

The table below provides the amount of gains recognized in income for the Company’s derivative instruments:

	Gain (loss) recognized for
	Year ended
(dollars in millions)	December 31, 2009	December 31, 2008
Derivatives designated as fair value hedges
Interest rate swaps	$4.0	$5.5

Derivatives not designated as fair value hedges
Interest rate swaps	—	(3.6)

Realized gains and losses from the long-term interest rate swaps were recognized as an adjustment to “Interest expense” in the Consolidated Statements of Operations. The realized and unrealized gains and losses for the interest rate swaps not designated as hedging instruments were included in “Other expense (income), net” in the Consolidated Statement of Operations.

The carrying value of the Company’s financial instruments does not materially differ from the estimated fair value as of December 31, 2009 and 2008, except for the Company’s debt. The carrying amounts of debt, excluding capital leases and net unamortized premium (discount), at December 31, 2009 and 2008 were $1,860.8 million and $1,906.1 million, respectively. The estimated fair values at December 31, 2009 and 2008 were $1,792 million and $1,523 million, respectively. These fair values were estimated based on the year-end closing market prices of the Company’s debt and of similar liabilities.

9. Employee Benefit Plans and Postretirement Benefits

Savings Plans

The Company sponsors several defined contribution plans covering substantially all employees. The Company’s contributions to the plans are based on matching a portion of the employee contributions. Company and employee contributions are invested in various investment funds at the direction of the employee. Company contributions to the defined contribution plans were $3.6 million, $6.0 million, and $5.4 million for 2009, 2008, and 2007, respectively. In May 2009, Company contributions were suspended for management employees through the end of 2009. These contributions were restored starting in 2010.

Pension Plans

The Company sponsors three noncontributory defined benefit pension plans: one for eligible management employees, one for non-management employees, and one supplemental, nonqualified, unfunded plan for certain senior executives. The management pension plan is a cash balance plan in which the pension benefit is determined by a combination of compensation-based credits and annual guaranteed interest credits. The non-management pension plan is also a cash balance plan in which the combination of service and job-classification-based credits and annual interest credits determine the pension benefit. Benefits for the supplemental plan are based on eligible pay, adjusted for age and service upon retirement. The Company funds both the management and non-management plans in an irrevocable trust through contributions, which are determined using the traditional unit credit cost method. The Company also uses the traditional unit credit cost method for determining pension cost for financial reporting purposes.

Postretirement Health and Life Insurance Plans

The Company also provides health care and group life insurance benefits for eligible retirees. The Company funds health care benefits and other group life insurance benefits using Voluntary Employee Benefit Association (“VEBA”) trusts. It is the Company’s practice to fund amounts as deemed appropriate from time to time. Contributions are subject to IRS limitations developed using the traditional unit credit cost method. The actuarial expense calculation for the Company’s postretirement health plan is based on numerous assumptions, estimates, and judgments including health care cost trend rates and cost sharing with retirees.

Significant Events

In 2009, the Company announced significant changes to its management pension plan and its postretirement plans. The Company announced that it will freeze pension benefits for certain management employees below 50 years of age and provide a 10-year transition period for those employees over the age of 50 after which the pension benefits will be frozen. Additionally, the Company announced it will phase out the retiree healthcare plans for all management employees and certain retirees in 10 years.

The significant changes announced in 2009 caused a 90% decrease in the expected future service years for active participants in the management pension plan, which triggered a plan curtailment. The curtailment gain of $7.6 million consisted of the acceleration of unrecognized prior service benefits. The Company also determined that the significant changes to the postretirement plan benefits required a remeasurement of these plans. The Company remeasured its management pension plan and its postretirement plans, using revised assumptions, including modified retiree benefit payment assumptions, revised discount rates and updated plan asset information. Discount rates used for the remeasurements were 6.5% for the management pension plan and 6.3% for the postretirement plans. Additionally, the Company determined that these benefit changes result in substantially all of the remaining participants in the management postretirement plan to be either fully eligible for benefits or retired. As such, the unrecognized prior service gain and unrecognized actuarial gains are amortized over the average life expectancy of the participants rather than the shorter service periods previously used. As a result of the remeasurement, the Company’s pension and postretirement obligations were reduced by approximately $124 million, deferred tax assets were reduced for the related tax effect by $45 million, and equity was increased by $79 million.

The Company incurred special termination benefit charges of $8.2 million in the fourth quarter of 2007 due to 105 management employees accepting early retirement special termination benefits. In the first quarter of 2008, the Company incurred an additional $22.1 million related to 284 union employees accepting early retirement special termination benefits. The Company also recorded $2.1 million and $4.9 million of expense during 2009 and 2008, respectively, related to remaining special termination benefits being amortized over the future service period for both the management and union employees. As a result of the early retirement special termination benefits, which decreased the expected future service years of the plan participants, the Company determined curtailment charges were required. The 2008 curtailment charge for the union pension plan and union postretirement plan consisted of an increase in the benefit obligation of $2.2 million and $12.5 million, and the acceleration of unrecognized prior service cost of $0.9 million and a benefit of $0.1 million, respectively. In 2007, the curtailment charge for the management pension plan and management postretirement plan consisted of an increase in the benefit obligation of $1.9 million and $4.3 million, and the acceleration of an unrecognized prior service cost and transition obligation of a benefit of $1.0 million and a cost of $1.2 million, respectively. In the first quarter of 2008, as a result of the early retirement special termination benefits, the Company remeasured its union pension and postretirement obligations using revised assumptions, including modified retiree benefit payment assumptions and a discount rate of 6.4%. As a result of the remeasurement, the Company’s pension and postretirement obligations were reduced by approximately $17 million, deferred tax assets were reduced for the related tax effect by $6 million, and equity was increased by $11 million.

In 2007, the Company announced changes to its pension and postretirement plans that reduce medical benefit payments by fixing the annual Company contribution for certain eligible retirees and that reduce life insurance benefits paid from these plans. Based on these changes, the Company determined that a remeasurement of its pension and postretirement obligations was necessary. The Company remeasured its pension and postretirement obligations in 2007 using revised assumptions, including modified benefit payment assumptions reflecting the changes and a discount rate of 6.25%. These changes reduced the Company’s pension and postretirement obligations by approximately $74 million, reduced deferred tax assets for the related tax effect by $27 million, and increased equity by $47 million.

Components of Net Periodic Cost

The following information relates to all Company noncontributory defined benefit pension plans, postretirement health care, and life insurance benefit plans. Approximately 10% in 2009 and 9% in 2008 and 2007 of these costs were capitalized to property, plant and equipment related to network construction in the Wireline segment. Pension and postretirement benefit costs for these plans were comprised of:

	Pension Benefits			Postretirement and Other Benefits
(dollars in millions)	2009	2008	2007	2009	2008	2007
Service cost	$5.7	$9.0	$8.3	$0.4	$1.8	$3.4
Interest cost on projected benefit obligation	29.0	28.8	28.0	10.3	18.3	20.1
Expected return on plan assets	(26.0)	(34.8)	(34.6)	(0.9)	(1.9)	(3.6)
Amortization of:
Transition obligation	—	—	—	0.1	2.0	4.1
Prior service cost (benefit)	0.7	0.4	2.2	(12.1)	0.4	5.4
Actuarial loss	8.7	2.8	3.6	4.5	3.5	3.7
Special termination benefit	1.8	26.2	8.1	0.3	0.8	0.1
Curtailment (gain) charge	(7.6)	3.1	0.9	—	12.4	5.5

Benefit costs	$12.3	$35.5	$16.5	$2.6	$37.3	$38.7

Funded Status

Reconciliation of the beginning and ending balances of the plans’ funded status follows:

	Pension Benefits		Postretirement and Other Benefits
(dollars in millions)	2009	2008	2009	2008
Change in benefit obligation:
Benefit obligation at January 1,	$473.7	$475.2	$298.0	$311.7
Service cost	5.7	9.0	0.4	1.8
Interest cost	29.0	28.8	10.3	18.3
Amendments	—	0.1	(127.9)	(27.2)
Actuarial loss (gain)	58.8	(6.9)	8.1	2.6
Benefits paid	(62.7)	(60.9)	(25.6)	(24.8)
Special termination benefits	1.8	26.2	0.3	0.8
Curtailment	—	2.2	—	12.5
Retiree drug subsidy received	—	—	0.4	1.1
Other	—	—	2.1	1.2

Benefit obligation at December 31,	$506.3	$473.7	$166.1	$298.0

Change in plan assets:
Fair value of plan assets at January 1,	$300.5	$455.2	$14.2	$34.1
Actual return on plan assets	35.4	(96.1)	1.5	(6.0)
Employer contribution	52.2	2.3	30.4	9.8
Retiree drug subsidy received	—	—	0.4	1.1
Benefits paid	(62.7)	(60.9)	(25.6)	(24.8)

Fair value of plan assets at December 31,	$325.4	$300.5	$20.9	$14.2

Unfunded status	$(180.9)	$(173.2)	$(145.2)	$(283.8)

The amounts recognized in the Consolidated Balance Sheets consist of:

	Pension Benefits		Postretirement and Other Benefits
	December 31,		December 31,
(dollars in millions)	2009	2008	2009	2008
Accrued payroll and benefits (current liability)	$(1.9)	$(1.9)	$(13.0)	$(24.0)
Pension and postretirement benefit obligations (noncurrent liability)	(179.0)	(171.3)	(132.2)	(259.8)

As of December 31, 2009 and 2008, the Company’s accumulated benefit obligation related to its pension plans was $506.3 million and $473.7 million, respectively.

Amounts recognized in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets consisted of the following:

	Pension Benefits		Postretirement and Other Benefits
	December 31,		December 31,
(dollars in millions)	2009	2008	2009	2008
Transition obligation	$—	$—	$—	$(5.7)
Prior service benefit (cost)	(5.7)	1.2	111.3	0.8
Actuarial loss	(230.6)	(189.8)	(89.6)	(86.3)

	(236.3)	(188.6)	21.7	(91.2)
Income tax effect	86.4	69.2	(7.9)	33.5

	$(149.9)	$(119.4)	$13.8	$(57.7)

Amounts recognized in “Accumulated other comprehensive loss” on the Consolidated Statements of Shareowners’ Equity (Deficit) and Comprehensive Income (Loss) for the year ended December 31, 2009, are shown below:

(dollars in millions)	Pension Benefits	Postretirement and Other Benefits

Transition obligation:
Reclassification adjustments	$—	$0.1
Actuarial gain arising during the period	—	5.6

Prior service cost recognized:
Reclassification adjustments	(6.9)	(12.1)
Actuarial gain arising during the period	—	122.6

Actuarial loss recognized:
Reclassification adjustments	8.7	4.5
Actuarial loss arising during the period	(49.5)	(7.8)

The following amounts currently included in “Accumulated other comprehensive loss” are expected to be recognized in 2010 as a component of net periodic pension and postretirement cost:

(dollars in millions)	Pension Benefits	Postretirement and Other Benefits
Prior service cost (benefit)	$0.5	$(13.2)
Actuarial loss	9.3	5.2

Plan Assets, Investment Policies and Strategies

The primary investment objective for the trusts holding the assets of the pension and postretirement plans is preservation of capital with a reasonable amount of long-term growth and income without undue exposure to risk. This is provided by a balanced strategy using fixed income and equity securities. The target allocations for the pension plan assets are 61% equity securities, 31% investment grade fixed income securities and 8% in pooled real estate funds. Equity securities are primarily held in the form of passively managed funds that seek to track the performance of a benchmark index. Equity securities include investments in growth and value common stocks of companies located in the United States, which represents approximately 80% of the equity securities held by the pension plans at December 31, 2009, as well as stock of international companies located in both developed and emerging markets around the world. Fixed income securities primarily include holdings of funds which generally invest in a variety of intermediate and long-term investments grade corporate bonds from diversified industries. The postretirement plan assets are currently invested in various short-term liquid funds as the Company expects these funds to be utilized over the next year to fund benefit payments.

The fair values of the Company’s pension and postretirement plan assets at December 31, 2009 by asset category are as follows:

(dollars in millions)	December 31, 2009	Quoted prices in active markets Level 1	Significant observable inputs Level 2	Significant unobservable inputs Level 3
Equity securities	$172.7	$172.7	$—	$—
Fixed income securities	154.0	139.0	15.0	—
Real estate	19.6	—	—	19.6

The Level 3 investments, which consisted solely of pooled real estate funds, had the following changes for 2009:

(dollars in millions)
Balance at January 1, 2009	$31.3
Realized gains, net	1.2
Unrealized losses, net	(9.2)
Purchases, sales, issuances and settlements, net	(3.7)

Balance at December 31, 2009	$19.6

Company contributions to its qualified pension plans were $50.0 million in 2009 and $24.1 million in 2007, while no contributions were made in 2008. Company contributions to its non-qualified pension plan were $2.2 million, $2.3 million, and $2.4 million for 2009, 2008, and 2007, respectively.

Based on current assumptions, the Company believes it will pay an estimated $203 million to fully fund its qualified pension plans during the period 2010 to 2017, of which $7.5 million is expected to be paid in 2010. Contributions to non-qualified pension plans in 2010 are expected to be approximately $2 million. The Company expects to make cash payments of approximately $13 million related to its postretirement health plans in 2010.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid over the next ten years by the Company and the assets of the Company’s pension plans and postretirement health plans:

(dollars in millions)	Pension Benefits	Postretirement and Other Benefits	Medicare Subsidy Receipts
2010	$41.6	$22.0	$0.8
2011	42.4	21.5	0.8
2012	41.7	20.6	0.8
2013	41.5	19.7	0.8
2014	43.0	16.1	0.7
Years 2015-2019	213.2	64.3	3.1

Assumptions

The following are the weighted average assumptions used in accounting for the pension and postretirement benefit cost:

	Pension Benefits			Postretirement and Other Benefits
	2009	2008	2007	2009	2008	2007
Discount rate	6.35%	6.28%	5.95%	6.30%	6.28%	5.95%
Expected long-term rate of return on pension and health and life plan assets	8.25%	8.25%	8.25%	8.25%	8.25%	8.25%
Future compensation growth rate	4.00%	4.10%	4.10%

The following are the weighted average assumptions used in accounting for and measuring the pension and postretirement benefit obligations:

	Pension Benefits		Postretirement and Other Benefits
	December 31,		December 31,
	2009	2008	2009	2008
Discount rate	5.50%	6.25%	5.10%	6.25%
Future compensation growth rate	3.00%	4.10%

The expected long-term rate of return on plan assets, developed using the building block approach, is based on the mix of investments held directly by the plans and the current view of expected future returns, which is influenced by historical averages. Changes in actual asset return experience and discount rate assumptions can impact the Company’s operating results, financial position and cash flows.

The assumed health care cost trend rate used to measure the postretirement health benefit obligation at December 31, 2009, was 9.0% and is assumed to decrease gradually to 4.5% by the year 2015. A one-percentage point change in assumed health care cost trend rates would have the following effect on the postretirement benefit costs and obligation:

(dollars in millions)	1% Increase	1% Decrease
2009 service and interest costs	$0.3	($0.3)
Postretirement benefit obligation at December 31, 2009	5.6	(5.1)

10. Shareowners’ Deficit

Common Shares

The par value of the Company’s common shares is $0.01 per share. At December 31, 2009 and 2008, common shares outstanding were 200.4 million and 227.9 million, respectively. In 2009, the Company completed the two-year $150 million share repurchase program authorized by the Board of Directors in February 2008. As part of this program, in 2009, the Company repurchased 28.0 million common shares for $73.2 million and, in 2008, the Company repurchased 20.6 million common shares for $76.8 million. In 2009, the Company retired the 28.0 million shares repurchased. In 2008, the Company retired both the 20.6 million common shares repurchased during the year along with 7.8 million shares repurchased under the Company’s 1999 share repurchase program. At December 31, 2009 and 2008, treasury shares for common shares repurchased under certain management deferred compensation arrangements were 0.7 million and 0.6 million, respectively, with a total cost of $2.7 million.

In February 2010, the Board of Directors approved an additional plan for the repurchase of the Company’s outstanding common stock in an amount up to $150 million. This new plan does not have a stated end date. The Company plans to repurchase shares to the extent its available cash is not needed for data center growth and other opportunities.

Preferred Shares

The Company is authorized to issue 1,357,299 shares of voting preferred stock without par value and 1,000,000 shares of nonvoting preferred stock without par value. The Company issued 155,250 voting shares of 6 3/4% cumulative convertible preferred stock at stated value. These shares were subsequently deposited into a trust in which the underlying 155,250 shares are equivalent to 3,105,000 depositary shares. Shares of this preferred stock can be converted at any time at the option of the holder into common stock of the Company at a conversion rate of 1.44 shares of the Company common stock per depositary share of 6 3/4% convertible preferred stock. Annual dividends of $10.4 million on the outstanding 6 3/4% convertible preferred stock are payable quarterly in arrears in cash, or in common stock in certain circumstances if cash payment is not legally permitted. The liquidation preference on the 6 3/4% preferred stock is $1,000 per share (or $50 per depositary share). The Company paid $10.4 million in dividends in 2009, 2008, and 2007.

Warrants

The Company has 17.5 million outstanding common stock warrants, which expire in March 2013, to purchase one share of Cincinnati Bell common stock at $3.00 each. There were no exercises of warrants in 2009, 2008, or 2007.

Accumulated Other Comprehensive Loss

The Company’s shareowners’ deficit includes an accumulated other comprehensive loss that is comprised of pension and postretirement unrecognized prior service cost, transition obligation and unrecognized actuarial losses, net of taxes, of $136.1 million and $177.1 million at December 31, 2009 and 2008, respectively. Refer to Note 9 for further discussion.

11. Commitments and Contingencies

Commitments

Operating Leases

The Company leases certain circuits, facilities, and equipment used in its operations. Operating lease expense was $19.3 million, $20.8 million, and $21.1 million in 2009, 2008, and 2007, respectively. Operating leases include tower site leases that provide for renewal options with fixed rent escalations beyond the initial lease term.

At December 31, 2009, future minimum lease payments required under operating leases, excluding certain leases which are recorded as a restructuring liability (refer to Note 3), having initial or remaining non-cancelable lease terms in excess of one year are as follows:

(dollars in millions)
2010	$8.2
2011	8.2
2012	7.3
2013	6.8
2014	6.5
Thereafter	9.9

Total	$46.9

As of December 31, 2009, the Company is the lessor on building lease contracts on which it will receive rental income of approximately $4.3 million in 2010, $4.2 million in 2011, $2.5 million in 2012, $2.1 million in 2013, $1.7 million in 2014, and $4.7 million thereafter. These amounts exclude certain subleases which are recorded as an offset against data center lease restructuring liabilities (refer to Note 3).

Contingencies

In the normal course of business, the Company is subject to various regulatory and tax proceedings, lawsuits, claims, and other matters. The Company believes adequate provision has been made for all such asserted and unasserted claims in accordance with accounting principles generally accepted in the United States. Such matters are subject to many uncertainties and outcomes that are not predictable with assurance.

Anthem Demutualization Claim

In November 2007, a class action complaint was filed against the Company and Wellpoint Inc., formerly known as Anthem, Inc. The complaint alleges that the Company improperly received stock as a result of the demutualization of Anthem and that a class of insured persons should have received the stock instead. In February 2008, the Company filed a response in which it denied all liability and raised a number of defenses. In February 2009, the Company filed a motion for summary judgment on all claims asserted against it. In March 2009, the case was dismissed.

Indemnifications

During the normal course of business, the Company makes certain indemnities, commitments, and guarantees under which it may be required to make payments in relation to certain transactions. These include (a) intellectual property indemnities to customers in connection with the use, sales, and/or license of products and services, (b) indemnities to customers in connection with losses incurred while performing services on their premises, (c) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct of the Company, (d) indemnities involving the representations and warranties in certain contracts, and (e) outstanding letters of credit which totaled $24.5 million as of December 31, 2009. In addition, the Company has made contractual commitments to several employees providing for payments upon the occurrence of certain prescribed events. The majority of these indemnities, commitments, and guarantees do not provide for any limitation on the maximum potential for future payments that the Company could be obligated to make.

Except for indemnification amounts recorded in relation to the sale of its national broadband business in 2003, the Company has not recorded a liability for these indemnities, commitments, and other guarantees in the Consolidated Balance Sheets.

12. Income Taxes

Income tax expense consists of the following:

	Year Ended December 31,
(dollars in millions)	2009	2008	2007
Current:
Federal	$2.5	$3.5	$3.0
State and local	1.5	2.8	2.4

Total current	4.0	6.3	5.4
Investment tax credits	(0.3)	(0.4)	(0.4)

Deferred:
Federal	59.8	64.7	48.7
State and local	6.9	70.1	13.7

Total deferred	66.7	134.8	62.4
Valuation allowance	(5.7)	(67.1)	(10.7)

Total	$64.7	$73.6	$56.7

The following is a reconciliation of the statutory federal income tax rate with the effective tax rate for each year:

	Year Ended December 31,
	2009	2008	2007
U.S. federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax	1.3	3.3	4.5
Change in valuation allowance, net of federal income tax	(2.4)	(24.7)	(5.3)
Expiring state net operating loss	2.3	24.1	—
Nondeductible interest expense	3.8	3.7	6.5
Other differences, net	1.9	0.4	3.0

Effective tax rate	41.9%	41.8%	43.7%

Income tax recognized by the Company in the income statement, other comprehensive income, and retained earnings consists of the following:

	Year Ended December 31,
(dollars in millions)	2009	2008	2007
Income tax provision (benefit) related to:
Continuing operations	$64.7	$73.6	$56.7
Other comprehensive income (loss)	24.2	(36.2)	34.1
Excess tax benefits or stock option exercises	—	0.4	(0.5)
Implementation of ASC 740	—	—	5.1

The components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
(dollars in millions)	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$454.3	$505.1
Pension and postretirement benefits	131.9	178.9
Other	82.5	67.7

Total deferred tax assets	668.7	751.7
Valuation allowance	(67.2)	(72.9)

Total deferred tax assets, net of valuation allowance	601.5	678.8

Deferred tax liabilities:
Property, plant and equipment	117.9	108.8
Federal deferred liability on state deferred tax assets	5.6	6.6
Other	0.5	0.4

Total deferred tax liabilities	124.0	115.8

Net deferred tax assets	$477.5	$563.0

As of December 31, 2009, the Company had approximately $1.1 billion of federal tax operating loss carryforwards with a deferred tax asset value of $393.7 million, alternative minimum tax credit carryforwards of $14.4 million and $60.6 million in deferred tax assets related to state and local tax operating loss carryforwards. The majority of the remaining tax loss carryforwards will generally expire between 2021 and 2023. U.S. tax laws limit the annual utilization of tax loss carryforwards of acquired entities. These limitations should not materially impact the utilization of the tax carryforwards.

The ultimate realization of the deferred income tax assets depends upon the Company’s ability to generate future taxable income during the periods in which basis differences and other deductions become deductible, and prior to the expiration of the net operating loss carryforwards. Due to its historical and future projected earnings, the Company believes it will utilize future federal deductions and available net operating loss carryforwards prior to their expiration. The Company also concluded that it was more likely than not that certain state tax loss carryforwards would not be realized based upon the analysis described above and therefore provided a valuation allowance.

The Company adopted the provisions of ASC 740 on January 1, 2007. As a result of the implementation of ASC 740, the Company recognized a $5.1 million increase in the liability for unrecognized tax benefits, which was accounted for as an increase to the January 1, 2007 accumulated deficit balance. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $15.3 million at December 31, 2008 and $16.4 million at December 31, 2009. The Company does not currently anticipate that the amount of unrecognized tax benefits will change significantly over the next year. A reconciliation of the unrecognized tax benefits follows:

(dollars in millions)
Unrecognized tax benefits balance at January 1, 2007	$14.7
Changes for tax positions for prior years	0.1

Unrecognized tax benefits balance at December 31, 2007	$14.8
Changes for tax positions for prior years	0.8

Unrecognized tax benefits balance at December 31, 2008	$15.6
Changes for tax positions for the current year	1.1

Unrecognized tax benefits balance at December 31, 2009	$16.7

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and local jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state or local examinations for years before 2006.

The Company recognizes accrued penalties related to unrecognized tax benefits in income tax expense. The Company recognizes accrued interest related to unrecognized tax benefits in interest expense. Accrued interest and penalties are insignificant at December 31, 2009 and December 31, 2008.

13. Stock-Based and Deferred Compensation Plans

The Company generally grants performance-based awards, time-based restricted shares, and stock options. Shares authorized and available for grant under these plans were 33.1 million and 8.0 million, respectively, at December 31, 2009.

Performance-Based Restricted Awards

Awards granted generally vest over three to four years and upon the achievement of certain performance-based objectives. Under ASC 718, “Compensation — Stock Compensation,” performance-based awards are expensed based on their grant date fair value if it is probable that the performance conditions will be achieved. The following table provides a summary of the Company’s outstanding performance-based restricted shares:

	2009		2008		2007
(in thousands)	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested as of January 1,	2,307	$4.20	2,932	$4.75	1,668	$4.30
Granted*	2,786	2.95	1,438	3.98	1,896	5.01
Vested	(838)	4.16	(550)	4.51	(444)	4.29
Forfeited	(37)	2.99	(1,513)	4.95	(188)	4.52

Non-vested at December 31,	4,218	$3.39	2,307	$4.20	2,932	$4.75

(dollars in millions)
Compensation expense for the year	$3.9		$3.1		$4.5
Tax benefit related to compensation expense	$(1.4)		$(1.2)		$(1.7)
Grant date fair value of shares vested	$3.5		$2.5		$1.9

*	Assumes the maximum number of awards that can be earned if the performance conditions are achieved.

As of December 31, 2009, unrecognized compensation expense related to performance-based awards was $1.8 million, which is expected to be recognized over a weighted average period of one year. In addition to the shares granted above in 2009, the Company also granted a cash-payment performance award with a base award of $1.3 million, with the final award payment indexed to the percentage change in the Company’s stock price from the date of grant. The expense recorded for 2009 was $3.3 million, and there is no remaining unrecognized compensation.

Time-Based Restricted Awards

The grant date fair value of time-based restricted shares generally vest and are expensed in one-third increments over a period of three years. The following table provides a summary of the Company’s outstanding time-based restricted shares:

	2009		2008		2007
(in thousands)	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested as of January 1,	303	$4.82	375	$4.87	253	$4.74
Granted	107	2.90	60	4.69	280	4.94
Vested	(171)	4.82	(97)	4.85	(144)	4.78
Forfeited	(26)	4.87	(35)	5.03	(14)	4.74

Non-vested at December 31,	213	$3.85	303	$4.82	375	$4.87

(dollars in millions)
Compensation expense for the year	$0.9		$0.7		$0.7
Tax benefit related to compensation expense	$(0.3)		$(0.3)		$(0.3)
Grant date fair value of shares vested	$0.8		$0.5		$0.7

As of December 31, 2009, unrecognized compensation expense related to these shares was $0.6 million, which is expected to be recognized over a weighted average period of two years.

Stock Option and Stock Appreciation Right Awards

Generally, these awards have ten-year terms and vesting terms of three years.

The following table provides a summary of the Company’s outstanding awards:

	2009		2008		2007
(in thousands, except per share amounts)	Shares	Weighted- Average Exercise Prices Per Share	Shares	Weighted- Average Exercise Prices Per Share	Shares	Weighted- Average Exercise Prices Per Share
Outstanding at January 1,	22,770	$9.34	20,625	$10.76	21,153	$10.89
Granted	1,918	1.47	3,699	2.20	1,135	4.92
Exercised	(4)	1.75	(85)	3.86	(632)	3.96
Forfeited	(248)	1.87	—	—	(178)	4.50
Expired	(4,264)	16.57	(1,469)	11.58	(853)	12.74

Outstanding at December 31,	20,172	$7.15	22,770	$9.34	20,625	$10.76

Expected to vest at December 31,	20,079	$7.18	22,597	$9.40	20,625	$10.76

Exercisable at December 31,	15,250	$8.76	17,999	$11.07	18,881	$11.31

(dollars in millions)
Compensation expense for the year	$3.7		$1.8		$0.9
Tax benefit related to compensation expense	$(1.4)		$(0.7)		$(0.4)
Intrinsic value of awards exercised	$—		$—		$1.0
Grant date fair value of awards vested	$1.6		$1.1		$0.7

The following table summarizes the Company’s outstanding and exercisable awards at December 31, 2009 (shares in thousands):

	Outstanding		Exercisable
Range of Exercise Prices	Shares	Weighted-Average Exercise Prices Per Share	Shares	Weighted-Average Exercise Prices Per Share
$1.30 to $3.48	6,113	$2.10	2,371	$2.92
$3.49 to $4.00	3,841	3.83	3,015	3.83
$4.06 to $5.66	5,732	5.28	5,378	5.31
$5.68 to $29.09	3,783	16.24	3,783	16.24
$29.21 to $37.19	703	35.62	703	35.62

Total	20,172	$7.15	15,250	$8.76

As of December 31, 2009, the aggregate intrinsic value for awards outstanding was approximately $8.2 million and for exercisable awards was $1.3 million. The weighted-average remaining contractual life for awards outstanding and exercisable is approximately five years and four years, respectively. As of December 31, 2009, there was $1.4 million of unrecognized stock compensation expense, which is expected to be recognized over a weighted-average period of approximately two years.

The fair values at the date of grant were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2009	2008	2007
Expected volatility	41.7%	34.7%	29.6%
Risk-free interest rate	2.1%	2.0%	3.6%
Expected holding period — years	5	5	5
Expected dividends	0.0%	0.0%	0.0%
Weighted-average grant date fair value	$1.45	$0.74	$1.61

The expected volatility assumption used in the Black-Scholes pricing model was based on historical volatility. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected holding period was estimated using the historical exercise behavior of employees and adjusted for abnormal activity. Expected dividends are based on the Company’s history of not paying dividends.

Deferred Compensation Plans

The Company currently has deferred compensation plans for both the Board of Directors and certain executives of the Company. Under the directors deferred compensation plan, each director can defer receipt of all or a part of their director fees and annual retainers, which can be invested in various investment funds including the Company’s common stock. In addition, the Company annually grants 6,000 phantom shares to each non-employee director on the first business day of each year, which are fully vested once a director has five years of service. Distributions to the directors are generally in the form of cash. The executive deferred compensation plan allows for certain executives to defer a portion of their annual base pay, bonus, or stock awards. Under the executive deferred compensation plan, participants can elect to receive distributions in the form of either cash or common shares. At December 31, 2009 and 2008, there were 0.9 million and 0.8 million common shares deferred in these plans. As these awards can be settled in cash, the Company records compensation costs each period based on the change in the Company’s stock price. The Company recognized compensation expense of $1.4 million in 2009, income of $2.0 million in 2008 and expense of $0.3 million in 2007.

14. Business Segment Information

The Company operates in three segments: Wireline, Wireless, and Technology Solutions, as described below. The Company’s segments are strategic business units that offer distinct products and services and are aligned with its internal management structure and reporting.

Beginning in 2010, the Company realigned its reportable business segments to be consistent with changes to its management reporting. Certain data center operations that have been historically included in the Wireline segment have been reclassified to the Technology Solutions segment. Prior year amounts have been reclassified to conform to the current segment reporting.

The Wireline segment provides local voice, data, long distance, VoIP, and other services. Local voice services include local telephone service, switched access, information services such as directory assistance, and value-added services such as caller identification, voicemail, call waiting, call return and text messaging. Data services include DSL and dial-up internet access, dedicated network access, and Gig-E-ATM based data transport. Long distance and VoIP services include long distance voice, audio conferencing, VoIP and other broadband services including private line and multi-protocol label switching. Other services mainly consist of security monitoring services, public payphones, television over coaxial and fiber optical cable in limited areas, high-speed internet over fiber optical cable in limited areas, DirecTV© commissioning over the Company’s entire operating area, inside wire installation for business enterprises, and billing, clearinghouse and other ancillary services primarily for inter-exchange (long distance) carriers. These services are primarily provided to customers in southwestern Ohio, northern Kentucky, and southeastern Indiana. In February 2008, eGIX, a CLEC provider of voice and long distance services primarily to business customers in Indiana and Illinois, was purchased for $18.1 million. Wireline operating income includes restructuring charges of $5.0 million in 2009, $27.1 million in 2008, and $36.1 million in 2007, as described in Note 3. Wireline operating income in 2008 also includes an operating tax settlement gain of $10.2 million and an asset impairment charge of $1.2 million.

The Wireless segment provides advanced digital wireless voice and data communications services and sales of related handset equipment to customers in the Greater Cincinnati and Dayton, Ohio operating areas. In 2009, the Company sold 196 towers for $99.9 million of cash proceeds. Refer to Note 5 for further discussion regarding the sale of the wireless towers. Also in 2009, the Wireless segment sold almost all of its owned wireless licenses for areas outside of its Cincinnati and Dayton operating territories. These licenses, which were primarily for the Indianapolis, Indiana region, were sold for $6.0 million, resulting in a loss on sale of the spectrum asset of $4.8 million. The loss on sale is included in “Loss on sale of asset and asset impairment” in the Consolidated Statement of Operations.

Technology Solutions provides a range of fully managed and outsourced IT and telecommunications services and offers solutions that combine data center collocation services along with the sale, installation, and maintenance of major branded IT and telephony equipment. On December 31, 2007, GramTel, which provides data center services to small and medium-size companies and is based in South Bend, Indiana, was purchased for $20.3 million.

Corporate operating income for 2008 includes costs associated with the settlement of a patent lawsuit totaling $2.0 million.

Certain corporate administrative expenses have been allocated to segments based upon the nature of the expense and the relative size of the segment. Intercompany transactions between segments have been eliminated. The Company’s business segment information is as follows:

	Year Ended December 31,
(dollars in millions)	2009	2008	2007
Revenue
Wireline	$763.1	$795.8	$814.1
Wireless	307.0	316.1	294.5
Technology Solutions	303.1	323.0	265.9
Intersegment	(37.2)	(31.9)	(25.9)

Total revenue	$1,336.0	$1,403.0	$1,348.6

Intersegment revenue
Wireline	$25.7	$25.4	$21.8
Wireless	3.4	3.2	2.6
Technology Solutions	8.1	3.3	1.5

Total intersegment revenue	$37.2	$31.9	$25.9

Operating income
Wireline	$255.6	$258.4	$248.9
Wireless	33.0	46.8	34.3
Technology Solutions	27.7	21.4	21.7
Corporate	(20.8)	(21.4)	(22.5)

Total operating income	$295.5	$305.2	$282.4

Expenditures for long-lived assets
Wireline	$133.5	$121.5	$100.4
Wireless	34.9	48.7	50.1
Technology Solutions	29.7	80.0	111.3
Corporate	0.4	0.7	—

Total expenditure for long-lived assets	$198.5	$250.9	$261.8

Depreciation and amortization
Wireline	$103.9	$101.2	$105.0
Wireless	39.4	35.5	37.8
Technology Solutions	21.2	17.0	7.9
Corporate	0.4	0.2	0.1

Total depreciation and amortization	$164.9	$153.9	$150.8

	As of December 31,
	2009	2008
Assets
Wireline	$704.9	$679.2
Wireless	383.4	377.2
Technology Solutions	302.8	343.9
Corporate and eliminations	673.2	686.4

Total assets	$2,064.3	$2,086.7

Details of the Company’s service and product revenues including eliminations are as follows:

	Year Ended December 31,
(dollars in millions)	2009	2008	2007
Service revenue
Wireline	$725.0	$758.6	$775.0
Wireless	281.1	287.5	265.1
Data center and managed services	121.2	105.5	75.2
Telephony installation and maintenance	22.6	24.5	26.2
Other	20.0	19.5	13.9

Total service revenue	$1,169.9	$1,195.6	$1,155.4

Product revenue
Handsets and accessories	$22.5	$25.4	$26.8
IT, telephony and other equipment	143.6	182.0	166.4

Total product revenue	$166.1	$207.4	$193.2

The reconciliation of the Consolidated Statement of Cash Flows to expenditures for long-lived assets is as follows:

	Year Ended December 31,
(dollars in millions)	2009	2008	2007
Per Consolidated Statement of Cash Flows:
Capital expenditures	$195.1	$230.9	$233.8
Acquisitions of businesses	3.4	21.6	23.6
Return of deposit and (purchase/deposit) of wireless licenses	—	(1.6)	4.4

Total expenditure for long-lived assets	$198.5	$250.9	$261.8

15. Supplemental Cash Flow Information

	Year ended December 31,
(dollars in millions)	2009	2008	2007
Capitalized interest expense	$2.2	$3.1	$3.6
Cash paid for:
Interest	118.8	145.0	156.5
Income taxes, net of refunds	6.0	2.0	6.6
Noncash investing and financing activities:
Increase in assets and liabilities due to capital lease transactions	79.3	28.1	9.0
Noncash operating and investing activities:
Increase (decrease) in accrual for capital expenditures	2.8	(11.3)	9.7

16. Supplemental Guarantor Information — Cincinnati Bell Telephone Notes

CBT, a wholly-owned subsidiary of CBI, the parent company, has $207.5 million in notes outstanding that are guaranteed on a subordinated basis by CBI and no other subsidiaries of CBI. The guarantee is full and unconditional. CBI’s subsidiaries generate substantially all of its income and cash flow and generally distribute or advance the funds necessary to meet CBI’s debt service obligations. Separately, in connection with a fifteen year contract for data center space between CBTS and a data center customer, CBI has guaranteed the performance obligations of CBTS in relation to providing the data center space and managed services under that long-term contract. In addition, CBI has also guaranteed capital leases, mainly for CBTS, totaling $29.6 million.

The following information sets forth the Condensed Consolidating Balance Sheets of the Company as of December 31, 2009 and 2008 and the Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2009, 2008, and 2007 of (1) CBI, the parent company, as the guarantor, (2) CBT, as the issuer, and (3) the non-guarantor subsidiaries on a combined basis:

Condensed Consolidating Statements of Operations

	Year Ended December 31, 2009
(dollars in millions)	Parent (Guarantor)	CBT	Other (Non-guarantors)	Eliminations	Total
Revenue	$—	$688.9	$704.2	$(57.1)	$1,336.0
Operating costs and expenses	20.1	441.9	635.6	(57.1)	1,040.5

Operating income (loss)	(20.1)	247.0	68.6	—	295.5
Interest expense	111.5	14.4	16.2	(11.4)	130.7
Other expense (income)	3.2	(0.8)	(3.3)	11.4	10.5

Income (loss) before equity in earnings of subsidiaries and income taxes	(134.8)	233.4	55.7	—	154.3
Income tax expense (benefit)	(41.0)	84.8	20.9	—	64.7
Equity in earnings of subsidiaries, net of tax	183.4	—	—	(183.4)	—

Net income	89.6	148.6	34.8	(183.4)	89.6
Preferred stock dividends	10.4	—	—	—	10.4

Net income applicable to common shareowners	$79.2	$148.6	$34.8	$(183.4)	$79.2

	Year Ended December 31, 2008
	Parent (Guarantor)	CBT	Other (Non-guarantors)	Eliminations	Total
Revenue	$—	$716.7	$736.4	$(50.1)	$1,403.0
Operating costs and expenses	20.8	480.6	646.5	(50.1)	1,097.8

Operating income (loss)	(20.8)	236.1	89.9	—	305.2
Interest expense	119.6	14.8	25.2	(19.9)	139.7
Other expense (income)	(30.9)	7.1	(6.8)	19.9	(10.7)

Income (loss) before equity in earnings of subsidiaries and income taxes	(109.5)	214.2	71.5	—	176.2
Income tax expense (benefit)	(32.7)	79.3	27.0	—	73.6
Equity in earnings of subsidiaries, net of tax	179.4	—	—	(179.4)	—

Net income	102.6	134.9	44.5	(179.4)	102.6
Preferred stock dividends	10.4	—	—	—	10.4

Net income applicable to common shareowners	$92.2	$134.9	$44.5	$(179.4)	$92.2

	Year Ended December 31, 2007
(dollars in millions)	Parent (Guarantor)	CBT	Other (Non-guarantors)	Eliminations	Total
Revenue	$—	$752.6	$638.8	$(42.8)	$1,348.6
Operating costs and expenses	23.7	526.3	559.0	(42.8)	1,066.2

Operating income (loss)	(23.7)	226.3	79.8	—	282.4
Interest expense	137.8	14.9	30.0	(27.8)	154.9
Other expense (income)	(31.7)	5.8	(4.3)	27.8	(2.4)

Income (loss) before equity in earnings of subsidiaries and income taxes	(129.8)	205.6	54.1	—	129.9
Income tax expense (benefit)	(37.2)	73.2	20.7	—	56.7
Equity in earnings of subsidiaries, net of tax	165.8	—	—	(165.8)	—

Net income	73.2	132.4	33.4	(165.8)	73.2
Preferred stock dividends	10.4	—	—	—	10.4

Net income applicable to common shareowners	$62.8	$132.4	$33.4	$(165.8)	$62.8

Condensed Consolidating Balance Sheets

	As of December 31, 2009
(dollars in millions)	Parent (Guarantor)	CBT	Other (Non-guarantors)	Eliminations	Total
Cash and cash equivalents	$20.1	$2.1	$0.8	$—	$23.0
Receivables, net	—	—	159.9	—	159.9
Other current assets	47.8	22.0	69.0	(0.7)	138.1

Total current assets	67.9	24.1	229.7	(0.7)	321.0
Property, plant and equipment, net	0.8	629.6	492.9	—	1,123.3
Goodwill and other intangibles, net	—	2.8	179.2	—	182.0
Investments in and advances to subsidiaries	912.4	10.1	—	(922.5)	—
Other noncurrent assets	329.7	10.9	186.8	(89.4)	438.0

Total assets	$1,310.8	$677.5	$1,088.6	$(1,012.6)	$2,064.3

Current portion of long-term debt	$2.1	$1.3	$12.4	$—	$15.8
Accounts payable	0.4	44.8	61.0	—	106.2
Other current liabilities	67.8	56.0	78.1	(0.1)	201.8

Total current liabilities	70.3	102.1	151.5	(0.1)	323.8
Long-term debt, less current portion	1,558.4	214.5	190.4	—	1,963.3
Other noncurrent liabilities	328.5	90.2	103.1	(90.0)	431.8
Intercompany payables	8.2	—	298.9	(307.1)	—

Total liabilities	1,965.4	406.8	743.9	(397.2)	2,718.9
Shareowners’ equity (deficit)	(654.6)	270.7	344.7	(615.4)	(654.6)

Total liabilities and shareowners’ equity (deficit)	$1,310.8	$677.5	$1,088.6	$(1,012.6)	$2,064.3

	As of December 31, 2008
	Parent (Guarantor)	CBT	Other (Non-guarantors)	Eliminations	Total
Cash and cash equivalents	$4.5	$1.8	$0.4	$—	$6.7
Receivables, net	3.2	—	161.7	—	164.9
Other current assets	27.7	25.3	97.1	(0.6)	149.5

Total current assets	35.4	27.1	259.2	(0.6)	321.1
Property, plant and equipment, net	0.6	594.7	449.0	—	1,044.3
Goodwill and other intangibles, net	—	3.0	194.8	—	197.8
Investments in and advances to subsidiaries	1,041.8	—	—	(1,041.8)	—
Other noncurrent assets	358.4	13.9	214.2	(63.0)	523.5

Total assets	$1,436.2	$638.7	$1,117.2	$(1,105.4)	$2,086.7

Current portion of long-term debt	$2.1	$0.7	$7.4	$—	$10.2
Accounts payable	0.1	37.8	72.9	—	110.8
Other current liabilities	99.6	54.9	48.3	—	202.8

Total current liabilities	101.8	93.4	128.6	—	323.8
Long-term debt, less current portion	1,598.4	235.0	117.1	—	1,950.5
Other noncurrent liabilities	445.3	46.5	93.5	(63.6)	521.7
Intercompany payables	—	22.5	447.9	(470.4)	—

Total liabilities	2,145.5	397.4	787.1	(534.0)	2,796.0
Shareowners’ equity (deficit)	(709.3)	241.3	330.1	(571.4)	(709.3)

Total liabilities and shareowners’ equity (deficit)	$1,436.2	$638.7	$1,117.2	$(1,105.4)	$2,086.7

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2009
(dollars in millions)	Parent (Guarantor)	CBT	Other (Non-guarantors)	Eliminations	Total
Cash flows provided by (used in) operating activities	$(165.1)	$297.2	$133.5	$—	$265.6

Capital expenditures	(0.6)	(126.5)	(68.0)	—	(195.1)
Acquisition of businesses	—	(0.5)	(2.9)	—	(3.4)
Proceeds/deposits from sales of wireless licenses and towers	—	—	105.9	—	105.9
Other investing activities	0.4	0.5	(2.1)	—	(1.2)

Cash flows provided by (used in) investing activities	(0.2)	(126.5)	32.9	—	(93.8)

Funding between Parent and subsidiaries, net	321.3	(152.8)	(168.5)	—	—
Issuance of long-term debt	492.8	—	—	—	492.8
Net change in credit and receivables facilities with initial maturities less than 90 days	(53.0)	—	10.9	—	(42.1)
Repayment of debt	(480.5)	(17.6)	(8.4)	—	(506.5)
Common stock repurchase	(73.2)	—	—	—	(73.2)
Debt issuance costs	(15.3)	—	—	—	(15.3)
Other financing activities	(11.2)	—	—	—	(11.2)

Cash flows provided by (used in) financing activities	180.9	(170.4)	(166.0)	—	(155.5)

Increase in cash and cash equivalents	15.6	0.3	0.4	—	16.3
Beginning cash and cash equivalents	4.5	1.8	0.4	—	6.7

Ending cash and cash equivalents	$20.1	$2.1	$0.8	$—	$23.0

	Year Ended December 31, 2008
(dollars in millions)	Parent (Guarantor)	CBT	Other (Non-guarantors)	Eliminations	Total
Cash flows provided by (used in) operating activities	$(27.8)	$208.1	$223.6	$—	$403.9

Capital expenditures	(0.6)	(97.5)	(132.8)	—	(230.9)
Acquisition of businesses and wireless licenses	—	(2.3)	(17.7)	—	(20.0)
Other investing activities	0.1	0.7	(0.4)	—	0.4

Cash flows used in investing activities	(0.5)	(99.1)	(150.9)	—	(250.5)

Funding between Parent and subsidiaries, net	175.6	(108.5)	(67.1)	—	—
Issuance of long-term debt	20.0	—	3.0	—	23.0
Net change in credit and receivables facilities with initial maturities less than 90 days	(2.0)	—	—	—	(2.0)
Repayment of debt	(96.6)	(0.6)	(8.5)	—	(105.7)
Common stock repurchase	(76.8)	—	—	—	(76.8)
Other financing activities	(11.0)	—	(0.3)	—	(11.3)

Cash flows provided by (used in) financing activities	9.2	(109.1)	(72.9)	—	(172.8)

Decrease in cash and cash equivalents	(19.1)	(0.1)	(0.2)	—	(19.4)
Beginning cash and cash equivalents	23.6	1.9	0.6	—	26.1

Ending cash and cash equivalents	$4.5	$1.8	$0.4	$—	$6.7

	Year Ended December 31, 2007
	Parent (Guarantor)	CBT	Other (Non-guarantors)	Eliminations	Total
Cash flows provided by (used in) operating activities	$(58.4)	$279.0	$88.2	$—	$308.8

Capital expenditures	—	(94.3)	(139.5)	—	(233.8)
Acquisition of businesses and wireless licenses	—	(4.6)	(23.4)	—	(28.0)
Other investing activities	(1.2)	1.0	(1.5)	—	(1.7)

Cash flows used in investing activities	(1.2)	(97.9)	(164.4)	—	(263.5)

Funding between Parent and subsidiaries, net	176.0	(179.8)	3.8	—	—
Issuance of long-term debt	—	—	0.6	—	0.6
Increase in credit and receivables facilities, net	55.0	—	75.0	—	130.0
Repayment of debt	(214.9)	(0.9)	(3.3)	—	(219.1)
Other financing activities	(8.8)	—	(1.3)	—	(10.1)

Cash flows provided by (used in) financing activities	7.3	(180.7)	74.8	—	(98.6)

Increase (decrease) in cash and cash equivalents	(52.3)	0.4	(1.4)	—	(53.3)
Beginning cash and cash equivalents	75.9	1.5	2.0	—	79.4

Ending cash and cash equivalents	$23.6	$1.9	$0.6	$—	$26.1

17. Supplemental Guarantor Information — 8 1/4% Senior Notes Due 2017, 7% Senior Notes Due 2015, and 8 3/8% Senior Subordinated Notes Due 2014

The Company’s 8 1/4% Senior Notes due 2017, 7% Senior Notes due 2015, and 8 3/8% Senior Subordinated Notes due 2014 are guaranteed by the following subsidiaries: Cincinnati Bell Entertainment Inc., Cincinnati Bell Complete Protection Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Telecommunication Services LLC, Cincinnati Bell Wireless Company, Cincinnati Bell Wireless LLC, GramTel Inc., BRCOM Inc., CBTS Software LLC, IXC Internet Services Inc., Cincinnati Bell Shared Services LLC, Cincinnati Bell Technology Solutions Inc., Cincinnati Bell Any Distance of Virginia LLC, and eVolve Business Solutions LLC. CBI owns directly or indirectly 100% of each guarantor and each guarantee is full and unconditional and joint and several. CBI’s subsidiaries generate substantially all of its income and cash flow and generally distribute or advance the funds necessary to meet CBI’s debt service obligations. Separately, in connection with a fifteen year contract for data center space between CBTS and a data center customer, CBI has guaranteed the performance obligations of CBTS in relation to providing the data center space and managed services under that long-term contract. In addition, CBI has also guaranteed capital leases, mainly for CBTS, totaling $29.6 million.

The following information sets forth the Condensed Consolidating Balance Sheets of the Company as of December 31, 2009 and 2008 and the Condensed Consolidating Statements of Operations and Cash Flows for the three years ended December 31, 2009, 2008, and 2007 of (1) CBI, the parent company, as the issuer, (2) the guarantor subsidiaries on a combined basis, and (3) the non-guarantor subsidiaries on a combined basis:

Condensed Consolidating Statements of Operations

	Year Ended December 31, 2009
(dollars in millions)	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Revenue	$—	$755.8	$637.3	$(57.1)	$1,336.0
Operating costs and expenses	20.1	693.6	383.9	(57.1)	1,040.5

Operating income (loss)	(20.1)	62.2	253.4	—	295.5
Interest expense	111.5	10.2	20.4	(11.4)	130.7
Other expense (income)	3.2	3.2	(7.3)	11.4	10.5

Income (loss) before equity in earnings of subsidiaries and income taxes	(134.8)	48.8	240.3	—	154.3
Income tax expense (benefit)	(41.0)	18.5	87.2	—	64.7
Equity in earnings of subsidiaries, net of tax	183.4	—	—	(183.4)	—

Net income	89.6	30.3	153.1	(183.4)	89.6
Preferred stock dividends	10.4	—	—	—	10.4

Net income applicable to common shareowners	$79.2	$30.3	$153.1	$(183.4)	$79.2

	Year Ended December 31, 2008
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Revenue	$—	$789.7	$663.4	$(50.1)	$1,403.0
Operating costs and expenses	20.8	711.2	415.9	(50.1)	1,097.8

Operating income (loss)	(20.8)	78.5	247.5	—	305.2
Interest expense	119.6	20.2	19.8	(19.9)	139.7
Other expense (income)	(30.9)	(1.0)	1.3	19.9	(10.7)

Income (loss) before equity in earnings of subsidiaries and income taxes	(109.5)	59.3	226.4	—	176.2
Income tax expense (benefit)	(32.7)	22.5	83.8	—	73.6
Equity in earnings of subsidiaries, net of tax	179.4	—	—	(179.4)	—

Net income	102.6	36.8	142.6	(179.4)	102.6
Preferred stock dividends	10.4	—	—	—	10.4

Net income applicable to common shareowners	$92.2	$36.8	$142.6	$(179.4)	$92.2

	Year Ended December 31, 2007
(dollars in millions)	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Revenue	$—	$700.4	$691.0	$(42.8)	$1,348.6
Operating costs and expenses	23.7	632.6	452.7	(42.8)	1,066.2

Operating income (loss)	(23.7)	67.8	238.3	—	282.4
Interest expense	137.8	25.3	19.6	(27.8)	154.9
Other expense (income)	(31.7)	1.3	0.2	27.8	(2.4)

Income (loss) before equity in earnings of subsidiaries and income taxes	(129.8)	41.2	218.5	—	129.9
Income tax expense (benefit)	(37.2)	16.2	77.7	—	56.7
Equity in earnings of subsidiaries, net of tax	165.8	—	—	(165.8)	—

Net income	73.2	25.0	140.8	(165.8)	73.2
Preferred stock dividends	10.4	—	—	—	10.4

Net income applicable to common shareowners	$62.8	$25.0	$140.8	$(165.8)	$62.8

Condensed Consolidating Balance Sheets

	As of December 31, 2009
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash and cash equivalents	$20.1	$0.8	$2.1	$—	$23.0
Receivables, net	—	0.9	159.0	—	159.9
Other current assets	47.8	64.1	26.9	(0.7)	138.1

Total current assets	67.9	65.8	188.0	(0.7)	321.0
Property, plant and equipment, net	0.8	492.9	629.6	—	1,123.3
Goodwill and other intangibles, net	—	179.2	2.8	—	182.0
Investments in and advances to subsidiaries	912.4	—	21.9	(934.3)	—
Other noncurrent assets	329.7	188.6	9.1	(89.4)	438.0

Total assets	$1,310.8	$926.5	$851.4	$(1,024.4)	$2,064.3

Current portion of long-term debt	$2.1	$12.4	$1.3	$—	$15.8
Accounts payable	0.4	73.0	32.8	—	106.2
Other current liabilities	67.8	81.0	53.1	(0.1)	201.8

Total current liabilities	70.3	166.4	87.2	(0.1)	323.8
Long-term debt, less current portion	1,558.4	104.5	300.4	—	1,963.3
Other noncurrent liabilities	328.5	104.4	88.9	(90.0)	431.8
Intercompany payables	8.2	241.3	69.4	(318.9)	—

Total liabilities	1,965.4	616.6	545.9	(409.0)	2,718.9
Shareowners’ equity (deficit)	(654.6)	309.9	305.5	(615.4)	(654.6)

Total liabilities and shareowners’ equity (deficit)	$1,310.8	$926.5	$851.4	$(1,024.4)	$2,064.3

	As of December 31, 2008
(dollars in millions)	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash and cash equivalents	$4.5	$0.4	$1.8	$—	$6.7
Receivables, net	3.2	55.2	106.5	—	164.9
Other current assets	27.7	92.2	30.2	(0.6)	149.5

Total current assets	35.4	147.8	138.5	(0.6)	321.1
Property, plant and equipment, net	0.6	449.0	594.7	—	1,044.3
Goodwill and other intangibles, net	—	194.8	3.0	—	197.8
Investments in and advances to subsidiaries	1,041.8	—	—	(1,041.8)	—
Other noncurrent assets	358.4	215.5	12.6	(63.0)	523.5

Total assets	$1,436.2	$1,007.1	$748.8	$(1,105.4)	$2,086.7

Current portion of long-term debt	$2.1	$7.4	$0.7	$—	$10.2
Accounts payable	0.1	81.9	28.8	—	110.8
Other current liabilities	99.6	50.4	52.8	—	202.8

Total current liabilities	101.8	139.7	82.3	—	323.8
Long-term debt, less current portion	1,598.4	42.1	310.0	—	1,950.5
Other noncurrent liabilities	445.3	94.1	45.9	(63.6)	521.7
Intercompany payables	—	429.1	41.3	(470.4)	—

Total liabilities	2,145.5	705.0	479.5	(534.0)	2,796.0
Shareowners’ equity (deficit)	(709.3)	302.1	269.3	(571.4)	(709.3)

Total liabilities and shareowners’ equity (deficit)	$1,436.2	$1,007.1	$748.8	$(1,105.4)	$2,086.7

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2009
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$(165.1)	$184.6	$246.1	$—	$265.6

Capital expenditures	(0.6)	(68.0)	(126.5)	—	(195.1)
Acquisition of businesses	—	(2.9)	(0.5)	—	(3.4)
Proceeds/deposits from sales of wireless licenses and towers	—	105.9	—	—	105.9
Other investing activities	0.4	(2.1)	0.5	—	(1.2)

Cash flows provided by (used in) investing activities	(0.2)	32.9	(126.5)	—	(93.8)

Funding between Parent and subsidiaries, net	321.3	(208.7)	(112.6)	—	—
Issuance of long-term debt	492.8	—	—	—	492.8
Net change in credit and receivables facilities with initial maturities less than 90 days	(53.0)	—	10.9	—	(42.1)
Repayment of debt	(480.5)	(8.4)	(17.6)	—	(506.5)
Common stock repurchase	(73.2)	—	—	—	(73.2)
Debt issuance costs	(15.3)	—	—	—	(15.3)
Other financing activities	(11.2)	—	—	—	(11.2)

Cash flows provided by (used in) financing activities	180.9	(217.1)	(119.3)	—	(155.5)

Increase in cash and cash equivalents	15.6	0.4	0.3	—	16.3
Beginning cash and cash equivalents	4.5	0.4	1.8	—	6.7

Ending cash and cash equivalents	$20.1	$0.8	$2.1	$—	$23.0

	Year Ended December 31, 2008
(dollars in millions)	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$(27.8)	$195.4	$236.3	$—	$403.9

Capital expenditures	(0.6)	(132.8)	(97.5)	—	(230.9)
Acquisition of businesses and wireless licenses	—	(17.7)	(2.3)	—	(20.0)
Other investing activities	0.1	(0.4)	0.7	—	0.4

Cash flows used in investing activities	(0.5)	(150.9)	(99.1)	—	(250.5)

Funding between Parent and subsidiaries, net	175.6	(39.4)	(136.2)	—	—
Issuance of long-term debt	20.0	—	3.0	—	23.0
Net change in credit and receivables facilities with initial maturities less than 90 days	(2.0)	—	—	—	(2.0)
Repayment of debt	(96.6)	(5.5)	(3.6)	—	(105.7)
Common stock repurchase	(76.8)	—	—	—	(76.8)
Other financing activities	(11.0)	—	(0.3)	—	(11.3)

Cash flows provided by (used in) financing activities	9.2	(44.9)	(137.1)	—	(172.8)

Increase (decrease) in cash and cash equivalents	(19.1)	(0.4)	0.1	—	(19.4)
Beginning cash and cash equivalents	23.6	0.8	1.7	—	26.1

Ending cash and cash equivalents	$4.5	$0.4	$1.8	$—	$6.7

	Year Ended December 31, 2007
	Parent (Issuer)	Guarantors	Non-guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$(58.4)	$224.3	$142.9	$—	$308.8

Capital expenditures	—	(143.0)	(90.8)	—	(233.8)
Acquisition of businesses and wireless licenses	—	(23.4)	(4.6)	—	(28.0)
Other investing activities	(1.2)	(1.5)	1.0	—	(1.7)

Cash flows used in investing activities	(1.2)	(167.9)	(94.4)	—	(263.5)

Funding between Parent and subsidiaries, net	176.0	(54.9)	(121.1)	—	—
Issuance of long-term debt	—	0.6	—	—	0.6
Increase in credit and receivables facilities, net	55.0	—	75.0	—	130.0
Repayment of debt	(214.9)	(3.3)	(0.9)	—	(219.1)
Other financing activities	(8.8)	—	(1.3)	—	(10.1)

Cash flows provided by (used in) financing activities	7.3	(57.6)	(48.3)	—	(98.6)

Increase (decrease) in cash and cash equivalents	(52.3)	(1.2)	0.2	—	(53.3)
Beginning cash and cash equivalents	75.9	2.0	1.5	—	79.4

Ending cash and cash equivalents	$23.6	$0.8	$1.7	$—	$26.1

18. Quarterly Financial Information (Unaudited)

	2009
(dollars in millions, except per common share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenue	$325.5	$327.6	$337.7	$345.2	$1,336.0
Operating income	80.3	75.6	73.2	66.4	295.5
Net income	28.8	26.3	27.7	6.8	89.6
Basic earnings per common share	0.12	0.11	0.12	0.02	0.37
Diluted earnings per common share	0.12	0.11	0.12	0.02	0.37

	2008
(dollars in millions, except per common share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenue	$348.5	$351.2	$346.5	$356.8	$1,403.0
Operating income	57.1	79.9	79.8	88.4	305.2
Net income	12.9	25.6	26.6	37.5	102.6
Basic earnings per common share	0.04	0.10	0.10	0.15	0.39
Diluted earnings per common share	0.04	0.09	0.10	0.15	0.38

The effects of assumed common share conversions are determined independently for each respective quarter and year and may not be dilutive during every period due to variations in operating results. Therefore, the sum of quarterly per share results will not necessarily equal the per share results for the full year.

Schedule II

CINCINNATI BELL INC.

VALUATION AND QUALIFYING ACCOUNTS

(dollars in millions)

	Beginning of Period	Charge (Benefit) to Expenses	To (from) Other Accounts	Deductions	End of Period
Allowance for Doubtful Accounts
Year 2009	$18.0	$22.3	$—	$23.1	$17.2
Year 2008	$17.1	$19.7	$—	$18.8	$18.0
Year 2007	$15.2	$15.2	$—	$13.3	$17.1

Deferred Tax
Valuation Allowance
Year 2009	$72.9	$(5.7)	$—	$—	$67.2
Year 2008	$140.0	$(67.1)	$—	$—	$72.9
Year 2007	$150.7	$(10.7)	$—	$—	$140.0